Exhibit 2.18

EQUINOX MINERALS LIMITED

NOTICE OF MEETING

and

MANAGEMENT INFORMATION CIRCULAR

Special Meeting of Shareholders

Monday, April 11, 2011

March 14, 2011

These materials are important and require your immediate attention. They require Equinox Minerals Limited shareholders to make an important decision. If you are in doubt as to how to decide, please contact your professional advisers. If you have questions, you may contact the proxy solicitation agents:

Kingsdale Shareholder Services Inc., by (i) telephone, toll-free in North America at 1-866-581-1487 or at 1-416-867-2272 outside of North America, (ii) facsimile to (416) 867-2271 or, toll-free in North America, to 1-866-545-5580; (iii) mail to The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2; or (iv) e-mail to contactus@kingsdaleshareholder.com

Shareholders in Australia may contact Global Proxy Solicitation by telephone, toll-free at 1300 667 690.

Letter from the President and Chief Executive Officer

March 14, 2011

Dear Equinox shareholder:

You are invited to attend a special meeting of shareholders of Equinox Minerals Limited (“Equinox”) to be held on April 11, 2011. As you are aware, on February 28, 2011, Equinox announced that it intended to make an offer to acquire all of the issued and outstanding common shares of Lundin Mining Corporation (“Lundin”) by way of take-over bid (the “Offer”). Equinox believes the combination of its assets with those of Lundin will bring together two highly complementary asset portfolios. Following a combination, Equinox would posses one of the copper sector’s leading growth profiles based on lower risk expansions of operating assets. The combined company will hold four key copper operations, consisting of Lumwana, Tenke Fungurume, Neves Corvo and Jabal Sayid, each of which Equinox believes has significant expansion and exploration upside potential, and the resulting company will be well positioned to aggressively pursue this growth. This would be a key factor in differentiating Equinox from our peers where a heavier reliance on greenfield projects could potentially delay exposure to near-term strength in copper prices. We believe there is a strong rationale for a combination of these assets and that shareholders will benefit from the greater certainty of this growth profile relative to that of our peers, and by delivery of short and medium term production growth into the near-term copper price cycle.

The offer to acquire Lundin is consistent with Equinox’s strategy of building the leading global pure copper growth company in a manner that also delivers value to our shareholders. Apart from exposure to a major international copper mining company targeting 500,000 tonnes per annum of copper metal production with increased diversification, scale and liquidity, we expect the proposed acquisition of Lundin to increase production and operating margin per share for Equinox shareholders. Equinox also believes the acquisition of Lundin will be immediately accretive to Equinox’s cash flow per share and earnings per share.

The cash component of the Offer is fully financed through a US$3.2 billion bridge finance facility which the Company expects to refinance through a combination of medium and long term debt instruments, which are likely to include a blend of commercial term and revolver loans, convertible bonds and high yield bonds, providing an efficient and flexible capital structure over the long term. Equinox believes the bridge facility has been structured to reduce risk to shareholders by eliminating any obligation for short term principal repayments, by excluding any hedging requirements, by excluding any covenants that involve leverage ratios or links to commodity prices, and by excluding any obligations to issue pure equity instruments. Equinox believes it has secured an attractive financing package that reflects the strength of the company’s balance sheet, and ensures we can comfortably service the anticipated acquisition debt, even based on downside copper price scenarios utilizing assumed copper prices of US$3.50 per pound of copper in 2011 moving down to a longer term price of US$1.75 per pound of copper by 2014. By contrast, based on current analyst consensus copper prices, Equinox would expect to return to a net cash position within four years.

On March 7, 2011, Equinox formally commenced the Offer. Under the Offer, each Lundin shareholder is being offered, in consideration for each Lundin common share, at such shareholder’s election, C$8.10 in cash or 1.2903 Equinox common shares and $0.01 in cash, subject, in each case, to pro-ration as set forth in the take-over bid circular for the Offer. If the Offer is successful, Lundin will become a wholly-owned subsidiary of Equinox. If all of the Lundin common shares are acquired, Equinox will pay an aggregate of US$2.4 billion in cash and issue approximately 379 million Equinox common shares to Lundin shareholders.

In connection with the Offer, Equinox has called a special meeting of shareholders to consider an ordinary resolution to approve the issuance of the Equinox common shares to be paid to Lundin shareholders under the Offer (the “Share Issuance Resolution”).

AFTER CAREFUL CONSIDERATION OF THE OFFER, INCLUDING THE FACTORS SET FORTH IN THIS CIRCULAR, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE SHARE ISSUANCE RESOLUTION.

In order for the Offer to be completed, the Share Issuance Resolution must be approved by at least a majority of the votes cast by Equinox shareholders present in person or by proxy at the special meeting. In addition, completion of the Offer is subject to other conditions, including the termination of the existing arrangement agreement between Lundin and Inmet Mining Corporation in accordance with its terms, satisfaction of certain regulatory approvals and that at least two-thirds of the Lundin shares are deposited under the Offer and not withdrawn. Assuming that all of the conditions to the Offer are satisfied, Equinox expects the acquisition will be completed in the first half of 2011.

Equinox shareholders are requested to complete and return the enclosed form of proxy and holders of CHESS Depositary Interests are requested to complete the enclosed CDI Voting Instruction Form to ensure that your Equinox common shares will be represented at the special meeting, whether or not you are personally able to attend. If you have questions, you may contact the proxy solicitation agents:

•

Kingsdale Shareholder Services Inc., by (i) telephone, toll-free in North America at 1-866-581-1487 or at 1-416-867-2272 outside of North America, (ii) facsimile to (416) 867-2271 or, toll-free in North America, to 1-866-545-5580; (iii) mail to The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2; or (iv) e-mail to contactus@kingsdaleshareholder.com.

•	Shareholders in Australia may contact Global Proxy Solicitation by telephone, toll-free at 1300 667 690.

Thank you for your continued support of Equinox.

Sincerely,

Craig R. Williams
President & Chief Executive Officer

NOTICE OF MEETING

Special Meeting of Shareholders

Monday, April 11, 2011

NOTICE

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the “Meeting”) of Equinox Minerals Limited (“Equinox” or the “Company”) will be held at the Toronto Stock Exchange, Broadcast Centre, Gallery, 130 King Street West, Toronto, Ontario, on Monday, April 11, 2011 at 11:00 a.m. (Toronto time), for the purposes of:

1.	considering, and if deemed advisable, approving, with or without variation, an ordinary resolution, the full text of which is attached as Schedule 1 to the accompanying management information circular (the “Circular”) of the Company, approving the issuance of common shares of the Company (the “Equinox Shares”), including the Equinox Shares issuable upon exercise of options of the Company to be issued in exchange for options of Lundin Mining Corporation (“Lundin”) which remain outstanding following the Expiry Time, in each case, in connection with a take-over bid by the Company for all of the issued and outstanding common shares of Lundin, including any compulsory acquisition or subsequent acquisition transaction following such take-over bid, all as more particularly set forth in the Circular (the “Share Issuance Resolution”); and

2.	transacting such other business including amendments to the foregoing, as may properly come before the Meeting or any adjournment or postponement thereof.

The specific details of the foregoing matters to be put before the Meeting are set forth in the Circular. A copy of each of the Circular and the form of proxy accompany this Notice.

RECORD DATE

Only the Company’s Shareholders of record at the close of business on March 9, 2011 are entitled to receive notice and to vote at of the Meeting and any adjournment or postponement thereof.

MEETING PARTICIPATION

Shareholders and holders of CHESS Depositary Interests (“CDIs”) are invited to attend the Meeting in person.

Registered Shareholders who are unable to attend the Meeting in person are requested to complete, date and sign the enclosed form of proxy and return it to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1, Canada, Attention: Proxy Department, in the envelope provided for that purpose or by facsimile at 416-263-9524 or 1-866-249-7775 (toll-free from North America), and the form of proxy must be received at the address shown on the proxy not later than 11:00 a.m. (Toronto time) on April 7, 2011 or 48 hours prior to any adjournment or postponement of the Meeting (Saturdays, Sundays and holidays excepted).

Non-registered Shareholders who receive these materials through their broker or other intermediary should complete and send the voting instruction form or form of proxy, as applicable, in accordance with the instructions provided by their broker or other intermediary.

Non-registered Shareholders who receive these materials directly from the Company’s transfer agent, Computershare Investor Services Inc., and not through their broker or other intermediary should complete and deliver the form of proxy in the manner described above for registered shareholders.

Holders of CDIs must complete, sign and return the enclosed CDI Voting Instruction Form to Computershare Investor Services Pty Limited, GPO Box 242, Melbourne, Victoria 3001 Australia or by facsimile at 1-800-783-447 (within Australia) or +61 3 9473 2555 (outside Australia) or online at www.investorvote.com.au so that each CDI holder may elect to direct CHESS Depositary Nominees Pty Ltd. (“CDN”) to vote the relevant underlying common shares on his or her behalf or instruct CDN to appoint such CDI holder or his or her nominee as proxy to vote the common shares underlying the CDIs in person at the meeting. In either case, the CDI Voting Instruction Form must be received at the address shown on the form by not later than 48 hours prior to the Meeting or any adjournment or postponement thereof (Saturdays, Sundays and holidays excepted).

DATED this 14th day of March, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

Sonya Stark
Vice President, Corporate Affairs and
Corporate Secretary

INFORMATION

March 14, 2011

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Circular, the pro forma consolidated financial statements of Equinox and some of the material incorporated by reference into this Circular contain “forward-looking information” which may include, but is not limited to, statements with respect to the future financial or operating performances of Equinox, its subsidiaries and their respective projects, the timing and amount of estimated future production, estimated costs of future production, capital, operating and exploration expenditures, costs and timing of the expansion of the Lumwana copper mine in Zambia (“Lumwana”) and development of the Jabal Sayid cooper-gold project in the Kingdom of Saudi Arabia (“Jabal Sayid”), the future price of copper and uranium, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the costs of Equinox’s hedging policy, costs and timing of future exploration, requirements for additional capital, government regulation of exploration, development and mining operations, environmental risks, reclamation and rehabilitation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “is expecting”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will” be taken, occur or be achieved. The purpose of forward-looking information is to provide the reader with information about management’s expectations and plans.

Forward-looking statements are necessarily based on a number of factors, estimates and assumptions that, while considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Such factors, estimates and assumptions include, but are not limited to, anticipated financial or operating performances of Equinox, it subsidiaries and their respective projects; future prices of copper and uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; estimated costs of future production; the grade, quality and content of the concentrate produced; the sale of production and the performance of off-takers; capital, operating and exploration expenditures; costs and timing of the expansion of the Lumwana Mine and the development of the Jabal Sayid Project, the costs of Equinox’s hedging policy; costs and timing of future exploration; requirements for additional capital; government regulation of exploration, development and mining operations; environmental risks; reclamation and rehabilitation expenses; title disputes or claims; that the Company will acquire a 100% interest in Lundin through the Offer; management’s assessment of the successful integration of the combined companies upon completion of the Offer; management’s expectations of growth and production upon completion of the Offer; the viability of Lundin’s assets and projects on a basis consistent with the management’s current expectations; there being no significant risks relating to the Company’s or Lundin’s mining operations, including political risks and instability and risks related to international operations; and limitations of insurance coverage. While the Company considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. Readers are cautioned that forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Equinox and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, among others, those factors discussed in the section entitled “Risk Factors” in the Company’s Annual Information Form for the year ended December 31, 2010 and in the Company’s most recently filed Management’s Discussion and Analysis.

Due to the nature of the Company’s business and the present stage of its development, the Company’s operations and results are generally subject to a number of different risks and uncertainties at any given time. Following is a list of the general risks and uncertainties that could materially affect the Company, its operations and financial performance. These risks and uncertainties include, but are not limited to: the risk of unanticipated expenses and unforeseen delays to the Lumwana project expansion and/or the development of the Jabal Sayid Project; the risk that the exploration for, and development of ore bodies do not develop into producing mines and the hazards and risks normally encountered in mining operations; the uncertainty relating to production estimates; the uncertainty of future cash costs of copper production; the risk associated with the Company’s continued ability to pay off its indebtedness; the risk of volatility in the market price of metals; the uncertainty inherent in the estimation of mineral reserves and resources; the uncertainty relating to inferred mineral resources; the risks associated with the enforcement of metal offtake agreements and the Company’s ability to continue to meet offtake obligations; the risk related to dependence on limited mining properties; the risk of the underlying assumptions in feasibility studies proving to be inaccurate in future; the risk of insufficient insurance coverage or uninsured risks; the risk of new government regulation having a material impact on the Company’s ability to continue operating; the risk of the loss, material change or inability to secure licences and permits; the uncertainty inherent in the estimation of asset carrying values; the risk of volatility in global financial conditions; the risk of volatility in the market price of common shares; the risk of the Company’s inability to meet its finance requirements; the risk of stricter environmental standards and enforcement or hazards having a material impact on operations; the risk of greater costs and loss of employees due to health risks specific to the location of the Lumwana and Jabal Sayid projects; the uncertainty relating to reclamation costs; the risks inherent in international operations relating to political, economic and other uncertainties in foreign countries; the risk of the need for additional mineral resources; the risk that the Company’s commodity hedging program does not succeed in reducing the risk associated with metal price fluctuations; the risk of litigation arising and having a material impact on the Company’s business; the risk of loss, material change or inability to secure or enforce rights under titles or boundaries; the risk of competition having a material adverse effect on the Company’s business and operations; the risk of foreign currency fluctuations having a material adverse affect on the Company’s financial position and operating results; the risk of the loss of or inability to retain adequate human resources and risk of labour unrest; the risk that the Company may decide to pay dividends in future and reducing the Company’s cash position; the risk of future sales of common shares by existing shareholders reducing the share price; the risk of the shareholder rights plan discouraging a potential acquirer from making a bid for the Company which is beneficial to shareholders; the risk of director and/or officer conflicts of interest arising; and the risk of new or future tax laws having a material adverse affect on the Company’s business or financial position.

Although Equinox has attempted to identify statements containing important factors that could cause actual actions, event or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein is made as of the date of this Circular based on the opinions and estimates of management on the date statements containing such forward-looking information are made. Except as required by law, Equinox disclaims any obligation to update any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information.

Many of these uncertainties and contingencies can affect Equinox’s and Lundin’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Equinox. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are provided for the purpose of providing information about management’s expectations and plans relating to the future. All of the forward-looking statements made in this Circular are qualified by these cautionary statements and those made in each of Lundin’s and Equinox’s filings with Canadian securities regulatory authorities expressly incorporated by reference into this Circular. These factors are not intended to represent a complete list of the factors that could affect Equinox and/or Lundin. Accordingly, undue reliance should not be placed on forward-looking statements. Equinox undertakes no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information or future events or otherwise, except as may be required in connection with a material change in the information disclosed in this Circular or as otherwise required by applicable law.

INFORMATION CONCERNING LUNDIN

Except as otherwise indicated, the information concerning Lundin contained in the Circular has been taken from or is based upon Lundin’s and other publicly available documents and records on file with Canadian securities regulatory authorities and other public sources. Although Equinox has no knowledge that would indicate that any statements contained herein concerning Lundin taken from or based upon such documents and records are untrue or incomplete, neither Equinox nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Lundin’s financial statements or Lundin’s mineral reserve and mineral resource estimates, or for any failure by Lundin to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to Equinox. Equinox has limited means of verifying the accuracy or completeness of any of the information contained herein that is derived from Lundin’s publicly available documents or records or whether there has been any failure by Lundin to disclose events that may have occurred or may affect the significance or accuracy of any information.

For further information regarding Lundin, please refer to Lundin’s filings with the Canadian Securities Administrators which may be obtained through the SEDAR website at www.sedar.com.

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES

NEITHER THE OFFER NOR THE SECURITIES ISSUABLE IN CONNECTION WITH THE OFFER HAVE BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITIES IN ANY STATE PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The Offer is being made for the securities of a Canadian company that does not have securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and tender offer rules. Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder. Financial statements included and incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles and thus may not be comparable to financial statements of United States companies.

Equinox is a corporation existing under the laws of Canada. The proxy solicitation rules under the U.S. Exchange Act are not applicable to Equinox or this solicitation, and, accordingly, this solicitation is not being effected in accordance with such rules. This solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act by virtue of an exemption applicable to proxy solicitations by foreign private issuers as defined in Rule 3b-4 under the U.S. Exchange Act. Securityholders should be aware that disclosure requirements under Canadian securities laws may be different from requirements under the U.S. Exchange Act.

Information concerning the properties and operations of Lundin and Equinox has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all mineral reserve and mineral resource estimates included or incorporated by reference in this Circular have been prepared in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”) definitions and classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained or incorporated by reference in this Circular may not be comparable to similar information disclosed by United States companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of “contained ounces” in a mineral resource estimate is permitted disclosure under NI 43-101 provided that the grade or quality and the quantity of each category is stated; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information contained in this Circular and the documents incorporated by reference herein containing descriptions of mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the U.S. federal securities laws and the rules and regulations thereunder.

Shareholders should be aware that the transaction described in this Circular may have tax consequences in both the United States and Canada. Such consequences for shareholders who are resident in, or citizens of, the United States may not be described fully in this Circular.

It may be difficult for shareholders in the United States to enforce their rights and any claims they may have arising under U.S. securities laws since Equinox is a corporation existing and governed under the laws of Canada, and that some or all of its directors, officers and the experts named in this Circular are not residents of the United States and that all or a substantial portion of their respective assets may be located outside the United States. As a result, it may be difficult or impossible for U.S. securityholders to effect service of process within the United States upon Equinox, its respective officers and directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” law of any state within the United States. In addition, U.S. securityholders should not assume that the courts of Canada: (a) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the Unites States; or (b) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or “blue sky” laws of any state within the United States.

QUESTIONS AND ANSWERS

March 14, 2011

Q & A ON THE OFFER, VOTING RIGHTS AND SOLICITATION OF PROXIES

This Circular is dated March 14, 2011 and, unless otherwise stated, the information in this Circular is as of March 14, 2011.

What is this document?

This Circular is a management information circular sent to Shareholders in advance of a special meeting of shareholders (the “Meeting”) as set out in the Notice of Special Meeting of Shareholders (the “Notice”). This Circular provides additional information respecting the business of the Meeting, Equinox and Lundin. For ease of reference, a glossary of capitalized terms used in this Circular can be found starting at page 8. References in this Circular to the Meeting include any adjournment or postponement that may occur. A form of proxy or voting instruction form accompanies this Circular.

Who is soliciting my proxy?

Proxies are being solicited in connection with this Circular by management of the Company. Costs associated with the solicitation will be borne by the Company. The solicitation will be made primarily by mail, but proxies may also be solicited personally by regular employees of the Company to whom no additional compensation will be paid. In addition, the Company has retained the services of Kingsdale Shareholder Services Inc. (“Kingsdale”) and Global Proxy Solicitation to solicit proxies for the Company for anticipated fees of approximately C$140,000 (if successful) and A$65,000, respectively.

Who is eligible to vote?

Holders of common shares of the Company (“Equinox Shares”) at the close of business (Toronto time) on March 9, 2011 (the “Record Date”) and their duly appointed representatives are eligible to vote.

What is the Offer?

The Offer is a formal take-over bid by the Company to acquire all of the issued and outstanding common shares of Lundin (the “Lundin Shares”), pursuant to which each Lundin Shareholder is being offered, in consideration for each Lundin Share, at such holder’s election, C$8.10 in cash or 1.2903 Equinox Shares and C$0.01 in cash, subject, in each case, to pro-ration as set forth in the Offer Circular. If the Offer is successful, Lundin will become a wholly-owned subsidiary of Equinox.

Why is Equinox proposing to acquire Lundin?

Equinox is proposing to acquire Lundin because Equinox believes that the combination of the copper assets of Lundin and Equinox, including notably Lumwana and Tenke Fungurume in Southern Africa and Neves Corvo and Jabal Sayid in Europe/Middle East, creates a company with a position of strength built around four expandable copper operations. Equinox believes it is well positioned to aggressively pursue growth in copper production from all four assets, and with its proven competency as a successful explorer is also well positioned to deliver on the exploration potential in the areas surrounding all four operations. The proposed combination will therefore result in a major international copper mining company with a strong portfolio of world class assets and a superior growth profile.

Based on Equinox’s analysis and analyst research reports, the combined Equinox and Lundin growth pipeline would potentially be one of the strongest in the global copper sector, with the potential to deliver approximately 500,000 tonnes of copper production per annum by 2016, consistent with Equinox’s strategy of building the leading global pure copper growth company with a portfolio of world-class expandable assets.

Shareholders will therefore have the benefit of owning shares in a major international copper mining company with increased diversification, scale and liquidity, which should enhance the value of their shares in the combined company going forward. Equinox also believes that it will also benefit from increased copper production per share delivered through this acquisition and by the anticipated further expansion of the acquired assets, as well as improved operating margins and C1 operating costs. The acquisition is also expected to be immediately accretive to Equinox’s earnings and cash flows on a per share basis.

The cash component of the Offer is fully financed under a US$3.2 billion bridge. The bridge facility loan has an initial one year period following the initial funding date, after which time the lenders may convert the loan into senior exchange notes, or leave the bridge in place with interest and other key terms fixed following the initial one year period. The bridge facility and any resulting exchange notes have a cumulative six year term, meaning that Equinox remains protected from a requirement for principal repayments in the short to medium term. Equinox is expecting to refinance the bridge well before maturity using a combination of medium and long term debt instruments, which are likely to include a term loan and revolving facility from commercial banks, convertible bonds and high yield bonds. Equinox believes the bridge and refinancing plan will provide it with an efficient and flexible longer-term capital structure for the combined company, and that its ability to fund its anticipated superior internal growth will not be compromised by the debt financing package for the transaction. Equinox believes that any risk to shareholders is further mitigated as a result of the absence of any obligation or anticipated need to issue pure equity instruments, and through the absence of any commodity price links, hedging requirements or financial covenants related to leverage ratios in the terms of the bridge facility.

Why is the Meeting being held?

The Meeting is being held in order to approve the issuance of Equinox Shares in connection with the Offer. Pursuant to the Offer, Lundin Shareholders will receive up to approximately 379 million Equinox Shares. The Board believes that obtaining shareholder approval is appropriate from a governance perspective for a transaction of this magnitude and significance. Further, pursuant to the listing rules of the TSX, a listed company is generally required to obtain shareholder approval in connection with an issuance of securities in connection with an acquisition transaction where the number of securities issued or issuable in payment of the purchase price for the acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction. In order for the acquisition of Lundin to be completed, the Share Issuance Resolution must be approved by a simple majority (50% plus one vote) of votes cast at the Meeting by Shareholders, present in person or by proxy.

Following the successful completion of the Offer, Shareholders will hold approximately 70% of the Equinox Shares issued and outstanding, while Lundin Shareholders will hold approximately 30% of the Equinox Shares issued and outstanding in each case on a fully diluted basis.

What approvals are required for the Share Issuance Resolution?

In order to become effective, the Share Issuance Resolution must be approved by a simple majority (50% plus one vote) of the votes cast at the Meeting by Shareholders, present in person or by proxy.

When does Equinox expect the acquisition of Lundin to be completed?

Equinox expects to complete the Offer in the first half of 2011. As the Offer is subject to a number of conditions, the exact timing of completion of the Offer cannot be predicted.

What is the recommendation of the Equinox board of directors in relation to the Offer?

The Board UNANIMOUSLY RECOMMENDS that Equinox Shareholders VOTE IN FAVOUR of the Share Issuance Resolution.

What conditions must be satisfied to complete the Offer?

The Offer is conditional upon, among other things, the termination of the arrangement agreement between Lundin and Inmet Mining Corporation (“Inmet”) in accordance with its terms (the “Inmet Arrangement Agreement”), the approval of the Share Issuance Resolution by a simple majority (50% plus one vote) of votes cast at the Meeting by Shareholders, present in person or by proxy, the deposit under the Offer of at least two-thirds of the Lundin Shares on a fully-diluted basis, and satisfaction of certain regulatory approvals. See the sections of the Circular entitled “Special Matter to be Acted Upon at the Meeting – Conditions of the Offer”.

Am I entitled to dissent rights?

No. Equinox Shareholders are not entitled to dissent rights in connection with the actions to be taken at the Meeting.

How many Equinox Shares could be issued pursuant to the Offer?

In connection with the Offer, Equinox expects to issue up to approximately 379 million Equinox Shares (approximately 43% of Equinox Shares outstanding on a non-diluted basis), based on the number of Lundin Shares outstanding as at February 23, 2011 (as disclosed by Lundin in its management’s discussion and analysis for the year ended December 31, 2010) and assuming that: (i) all of the Lundin Shares outstanding as at February 23, 2011 are acquired upon completion of the Offer, and (ii) all holders of Lundin Options exercise such options and all holders of Lundin SARs exercise such securities for Lundin Shares in advance of the successful completion of the Offer and tender such securities under the Offer. The Offer will not have a material effect on control of Equinox.

If a holder of Lundin Options does not exercise such Lundin Options before the expiry time of the Offer, such Lundin Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise prices, except that, to the extent permitted, each Lundin Option will become an option to acquire 1.2919 Equinox Shares (representing 1.2903 Equinox Shares adjusted to account for the C$0.01 payable under the Share Alternative) and have an exercise price per Equinox Share equal to the exercise price per Lundin Share of that option immediately prior to the Expiry Time divided by 1.2919. Based on the number of Lundin Options outstanding as of February 23, 2011, as disclosed by Lundin, if all Lundin Options remained outstanding as of the Expiry Time, such options would be replaced with options to acquire approximately 7.5 million Equinox Shares, and the total number of Equinox Shares to be issued in connection with the Offer, when taken together with the number of Equinox Shares to be issued on exercise of such replacement options, would be approximately 383 million (approximately 44% of the Equinox Shares outstanding on a non-diluted basis).

How does Equinox intend to pay for the Offer?

Equinox has agreed to pay, at the election of each Lundin Shareholder, C$8.10 in cash or 1.2903 Equinox Shares and C$0.01 in cash subject in each case to pro-ration, for each Lundin Share. The issuance of the Equinox Shares to Lundin Shareholders as consideration under the Offer requires Equinox Shareholder Approval. The maximum amount of cash payable by Equinox pursuant to the Offer will not exceed the Maximum Cash Consideration. Based on the number of Lundin Shares outstanding on a fully-diluted basis on February 23, 2011 (as disclosed by Lundin in its management’s discussion & analysis for the year ended December 31, 2010), the Maximum Cash Consideration will be C$2,378,973,645. The maximum number of Equinox Shares issuable by the Company pursuant to the Offer will not exceed the Maximum Share Consideration. Based on the number of Lundin Shares outstanding on a fully-diluted basis on February 23, 2011 (as disclosed by Lundin in its management’s discussion & analysis for the year ended December 31, 2010), the Maximum Share Consideration will be

379,402,241 Equinox Shares. The consideration payable under the Offer will be pro-rated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any second step acquisition transaction does not exceed these maximum aggregate amounts and will be based on the number of Lundin Shares acquired in proportion to the number of Lundin Shares outstanding on a fully-diluted basis at the Take-Up Date.

Equinox will satisfy or arrange for the satisfaction of such funding requirements through new committed credit facilities in the amount of US$3.2 billion. Equinox proposes to refinance the new committed credit facilities with medium and long-term debt instruments.

How will the Offer affect my ownership and voting rights as a Shareholder of Equinox?

As noted above, Equinox expects to issue up to approximately 379 million Equinox Shares in connection with the Offer, which would result in there being a total of approximately 1.26 billion Equinox Shares issued and outstanding (based on the number of Equinox Shares outstanding as at the Record Date) immediately following the completion of the Offer, with Shareholders holding in the aggregate approximately 70% of the Equinox Shares following completion of the Offer and Lundin Shareholders holding approximately 30% of the Equinox Shares in each case on a fully diluted basis. As a result of this issuance, the Shareholders’ ownership and voting interests in the combined company will be diluted, relative to their current proportional ownership and voting interest in Equinox.

Are there risks I should consider in connection with the Offer?

Yes. A number of risk factors that you should consider in connection with the Offer are described in the section of this Circular entitled “Risk Factors”.

How do I vote?

If you are a registered Shareholder, or a holder of CDIs, you may vote your Equinox Shares in person at the Meeting or you may sign the enclosed form of proxy or CDI Voting Instruction Form, respectively, appointing the persons named in the proxy or some other person you choose, who need not be a Shareholder, to represent you as a proxyholder and vote your shares at the Meeting.

If your Equinox Shares are held in an account with a bank, trust company, securities broker, trustee or other nominee, please refer to the answer to the question “How do I vote if my Equinox Shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other)?”

If you do not hold Equinox Shares, but instead hold CDIs, please refer to the answer to the question “How do I vote if I hold CDIs?”

How do I vote my Equinox Shares in person?

If you are a registered Shareholder or a holder of CDIs, and plan to attend the Meeting on April 11, 2011, and wish to vote your Equinox Shares in person, do not complete the enclosed form of proxy or CDI Voting Instruction Form, respectively, as your vote will be taken and counted at the Meeting. Please register with the Company’s transfer agent Computershare Investor Services Inc. (“Computershare”), upon arrival at the Meeting. If your Equinox Shares are held in an account with a nominee, please see the answer to the question “How do I vote if my Equinox Shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other)?”

How do I know if I am a “registered” Shareholder or a “beneficial” Shareholder?

A holder of Equinox Shares may own such shares in one or both of the following ways:

1.	If a Shareholder is in possession of a physical share certificate, such Shareholder is a “registered Shareholder” and his or her name and address are known to Equinox through the Company’s transfer agent, Computershare.

2.	If a Shareholder owns Equinox Shares through a bank, broker or other nominee, such Shareholder is a “beneficial Shareholder” and he or she will not have a physical share certificate. Such Shareholder will have an account statement from his or her bank or broker as evidence of his or her Equinox Share ownership.

A registered Shareholder may vote a proxy in his or her own name at any time, in accordance with the instructions appearing on the enclosed form of proxy and/or a registered Shareholder may attend the Meeting and cast a ballot. Only the registered Shareholder’s latest voting instructions received by the Company prior to the deadline for the deposit of proxies will be valid.

Most Shareholders are “beneficial owners” who are non-registered Shareholders. Their Equinox Shares are registered in the name of an intermediary, such as a bank, trust company, securities broker, trustee, custodian or other nominee who holds the shares on their behalf, or in the name of a clearing agency in which the intermediary is a participant (such as CDS Clearing and Depository Services Inc.). Intermediaries have obligations to forward Meeting materials to the non-registered holders, unless otherwise instructed by the holder (and as required by regulation in some cases, despite such instructions).

How do I vote if I hold CDIs?

Holders of CDIs must complete, sign and return the enclosed CDI Voting Instruction Form to Computershare Investor Services Pty Limited, GPO Box 242, Melbourne, Victoria 3001 Australia or by facsimile at 1-800-783-447 (within Australia) or +61 3 9473 2555 (outside Australia) or online at www.investorvote.com.au so that each CDI holder may elect to direct CHESS Depositary Nominees Pty Ltd. (“CDN”) to vote the relevant underlying common shares on his or her behalf or instruct CDN to appoint such CDI holder or his or her nominee as proxy to vote the common shares underlying the CDIs in person at the meeting. In either case, the CDI Voting Instruction Form must be received at the address shown on the form by not later than 48 hours prior to the Meeting (Saturdays, Sundays and holidays excepted), being 11:00 a.m. (Toronto time) on April 7, 2011, or 48 hours prior to any adjournment or postponement thereof (Saturdays, Sundays and holidays excepted).

What constitutes a quorum at the Meeting?

Two persons present, each being a Shareholder entitled to vote at the Meeting or a duly appointed proxyholder or representative for a Shareholder so entitled, will constitute a quorum for the transaction of business at the Meeting. No business shall be transacted at the Meeting unless the requisite quorum is present at the commencement of the Meeting. If a quorum is present at the commencement of the Meeting, a quorum shall be deemed to be present during the remainder of the Meeting.

What happens if I sign the enclosed form of proxy?

Signing the enclosed form of proxy gives authority to the listed directors or officers of the Company to vote your Equinox Shares at the Meeting in accordance with your instructions. A Shareholder has the right to appoint as his or her proxyholder a person or company (who need not be a Shareholder), other than the persons designated in the form of proxy accompanying this Circular (who are directors and/or officers of the Company), to attend and to act on the Shareholder’s behalf at the Meeting. A Shareholder may do so by inserting the name of such person in the blank space provided in the form of proxy and striking out the other names or by completing another proper form of proxy and delivering such proxy within the time limits specified above. Holders of CDIs should refer to “How do I vote if I hold CDIs?” above.

What do I do with my completed form of proxy?

The completed proxy must be deposited with Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada, Attention: Proxy Department or by facsimile to 1-416-263-9524 or 1-866-249-7775 (toll-free from North America) no later than 11:00 a.m. (Toronto time) on April 7, 2011, or at least 48 hours before the time of any adjourned Meeting (excluding Saturdays, Sundays and holidays). Holders of CDIs should refer to “How do I vote if I hold CDIs?” above.

If I change my mind, can I take back my proxy once I have given it?

To revoke a proxy, a registered Shareholder may deliver a written notice to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada, Attention: Proxy Department, in the envelope provided for that purpose or by facsimile at 1-416-263-9524 or 1-866-249-7775 (toll-free from North America), or to the Corporate Secretary of the Company at the Company’s registered office at the Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2940, P.O. Box 54, Toronto, Ontario, M5J 2J2, Canada and, in each case, at any time up to the last business day before the Meeting or any adjournment or postponement of the Meeting. A proxy may also be revoked on the day of the Meeting or any adjournment of the Meeting by a registered Shareholder by delivering written notice to the chair of the Meeting. In addition, the proxy may be revoked by any other method permitted by applicable law. The written notice of revocation may be executed by the Shareholder or by an attorney who has the Shareholder’s written authorization. If the Shareholder is a corporation, the written notice must be executed by its duly authorized officer or attorney.

How will my Equinox Shares be voted if I give my proxy?

If you appoint the designated individuals on the form of proxy as your proxyholders, the Equinox Shares represented by the form of proxy will be voted for or against the Share Issuance Resolution in accordance with your instructions as indicated on the form, on any ballot that may be called for. In the absence of instructions from you, such Equinox Shares will be voted FOR the Share Issuance Resolution.

What if amendments are made to these matters or other business is brought before the Meeting?

The accompanying form of proxy confers discretionary authority on the individuals designated in the form of proxy with respect to any amendments or variations to the matters identified in the Notice or other matters that may properly come before the Meeting and the named proxies in your properly executed proxy will vote on such matters in accordance with their judgment. At the date of this Circular, management of Equinox is not aware of any such amendments, variations or other matters which are to be presented for action at the Meeting.

How many Equinox Shares are entitled to vote?

As of March 9, 2011, the Record Date for the Meeting, there were 879,072,263 Equinox Shares issued and outstanding, with each Equinox Share carrying the right to one vote per Equinox Share.

How do I vote if my Equinox Shares are held in the name of a nominee (a bank, trust company, securities broker, trustee or other)?

Only registered Shareholders of Equinox Shares or CDIs, or the persons they appoint as proxies, are permitted to attend and vote at the Meeting. If your Equinox Shares are held in an account with a bank, trust company, securities broker, trustee or other financial institution, they will not be registered in your name and instead will be registered in the name of a nominee. As required by Canadian securities legislation, you will have received from your nominee either a request for voting instructions or a form of proxy for the number of Equinox Shares you hold unless you have instructed the nominee otherwise. The purpose of this procedure is to permit beneficial Shareholders to direct the voting of the Equinox Shares they beneficially own. Each nominee has its own signing and return instructions, which you should carefully follow to ensure your Equinox Shares will be voted. If you are a beneficial Shareholder and wish to:

•	vote in person at the Meeting; or

•	change voting instructions given to your nominee; or

•	revoke voting instructions given to your nominee and vote in person at the Meeting,

follow the instructions given by your nominee or contact your nominee to discuss what procedure to follow.

What if I have other questions?

If you have questions, you may contact the proxy solicitation agents:

•

Kingsdale Shareholder Services Inc., by (i) telephone, toll-free in North America at 1-866-581-1487 or at 1-416-867-2272 outside of North America, (ii) facsimile to (416) 867-2271 or, toll-free in North America, to 1-866-545-5580; (iii) mail to The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario M5X 1E2; or (iv) e-mail to contactus@kingsdaleshareholder.com.

•	Shareholders in Australia may contact Global Proxy Solicitation by telephone, toll-free at 1300 667 690.

GLOSSARY

March 14, 2011

GLOSSARY

“ASX” means the Australian Securities Exchange;

“AIF” means the Company’s most recent Annual Information Form filed on SEDAR (www.sedar.com);

“beneficial Shareholder”, “beneficial owner” or “non-registered Shareholder” means a non-registered Shareholder or, more specifically, a Shareholder that holds its/his/her Equinox Shares through an intermediary such as a bank, broker or other nominee;

“Board” means, the board of directors of Equinox as the same is constituted from time to time;

“Bridge Facility” has the meaning given in “Source of Funds”;

“C1 operating cost” is a non-GAAP performance measure, and describes all mining and processing costs, mine site overheads and realization costs through to refined metal, and is prepared on a per-pound of copper produced basis. For further information, see Equinox’s Management’s Discussion and Analysis for the three and twelve months ended December 31, 2010, “Non-GAAP Financial Measures”, incorporated by reference into this Circular and available at SEDAR (www.sedar.com);

“CBCA” means the Canada Business Corporations Act and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“CDIs” means CHESS Depositary Interests;

“CDN” means CHESS Depositary Nominees Pty Ltd;

“CHESS” has the meaning given in “The Combined Company upon Completion of the Offer”;

“Circular” means this management information circular dated March 14, 2011;

“Citadel” means Citadel Resource Group Limited;

“Commitment Letter” has the meaning given in “Source of Funds”;

“Committed Facilities” has the meaning given in “Source of Funds”;

“Company” or “Equinox” means Equinox Minerals Limited;

“Computershare” means Computershare Investor Services Inc., the Company’s transfer agent and registrar;

“Director” means a member of the Board of Equinox;

“Equinox Resources” means Equinox Resources Limited, a wholly-owned subsidiary of the Company;

“Equinox Shareholder Approval” means the approval by the Equinox Shareholders of the issuance of the Equinox Shares issuable in consideration under the Offer by ordinary resolution at the Equinox Meeting, in accordance with the policies of the TSX;

“Equinox Shares” means common shares in the capital of the Company;

“Expiry Time” means the initial expiry time of the Offer, being 6:00 p.m. on April 14, 2011;

“Goldman Sachs” means Goldman, Sachs & Co.;

“GS Lending Partners” has the meaning given in “Source of Funds”;

“Inmet” means Inmet Mining Corporation;

“Inmet Arrangement Agreement” means the arrangement agreement between Inmet and Lundin dated January 12, 2011

“Lenders” has the meaning given in “Source of Funds”;

“Lundin” means Lundin Mining Corporation;

“Lundin-Inmet Arrangement” has the meaning given in “Special Matter to be Acted Upon at the Meeting – Background to the Offer”;

“Lundin Options” means options to purchase Lundin Shares pursuant to Lundin’s Incentive Stock Option Plan;

“Lundin SARs” means Lundin stock appreciation rights;

“Lundin Shareholder” means a holder of Lundin Shares;

“Lundin Shares” means common shares in the capital of Lundin;

“Maximum Cash Consideration” means C$4.05 multiplied by the number of outstanding Lundin Shares on a fully-diluted basis (as defined in the Offer Circular) on the date of the Offer;

“Maximum Share Consideration” means 0.6459 Equinox Shares multiplied by the number of outstanding Lundin Shares on a fully-diluted basis (as defined in the Offer Circular) on the date of the Offer;

“Meeting” means the special meeting of shareholders of the Company to be held on April 11, 2011 at 11:00 a.m. Toronto time at the Toronto Stock Exchange, Broadcast Centre, Gallery, 130 King Street West, Toronto, Ontario;

“Meeting Materials” has the meaning given in “Exercise of Vote by Proxy”;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects;

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer;

“NOBOs” has the meaning given in “Solicitation of Proxies”;

“non-registered Shareholder” has the meaning given in “Solicitation of Proxies”;

“Notice” means the Notice of Special Meeting of Shareholders accompanying this Circular;

“Offer” means the Offer to acquire all of the issued and outstanding Lundin Shares pursuant to a formal take-over bid under applicable securities laws, and includes any second step acquisition transaction;

“Offer Circular” means the formal offer and circular mailed to Lundin Shareholders in connection with the Offer;

“OMX” means NASDAQ OMX Stockholm;

“Record Date” means March 9, 2011;

“registered Shareholder” means a Shareholder of the Company in possession of a physical Equinox Share certificate as recorded with Computershare;

“Revolving Facility” has the meaning given in “Source of Funds”;

“Share Issuance Resolution” means the ordinary resolution approving the issuance of the Equinox Shares as more particularly set forth as Schedule 1 to the Circular;

“Shareholder” means a holder of Equinox Shares;

“Take-Up Date” means a date upon which the Company takes up or acquires Lundin Shares pursuant to the Offer;

“TD Securities” means TD Securities Inc.; and

“TSX” means the Toronto Stock Exchange.

MANAGEMENT INFORMATION CIRCULAR

March 14, 2011

GENERAL

This management information circular (the “Circular”) is furnished in connection with the solicitation of proxies by management of Equinox Minerals Limited (“Equinox” or the “Company”) for use at the special meeting of the holders (the “Shareholders”) of common shares of the Company (the “Equinox Shares”) or any postponements or adjournments thereof (the “Meeting”) to be held on Monday, April 11, 2011 at 11:00 a.m. (Toronto time) at the place and for the purposes set forth in the foregoing notice of meeting (the “Notice”).

Unless otherwise indicated, the information in this Circular is given as at March 14, 2011 and all references to “dollars” or “US$” in this Circular are to United States dollars, which is the Company’s reporting currency. References to “C$” are to Canadian dollars and references to “A$” are to Australian dollars.

SOLICITATION OF PROXIES

The enclosed proxy is being solicited by or on behalf of management of the Company and the cost of such solicitation will be borne by the Company. The solicitation will be primarily by mail, but directors, officers and employees of the Company may also solicit proxies by telephone, facsimile, e-mail or in person. In addition, the Company has retained the services of Kingsdale Shareholder Services Inc. and Global Proxy Solicitations to solicit proxies for the Company for a fee of approximately C$140,000 (if successful) and A$65,000, respectively.

To be effective, duly completed and executed proxies must be received by Computershare Investor Services Inc. (“Computershare”) or by the Corporate Secretary of the Company not later than 11:00 a.m. (Toronto time) on April 7, 2011 or 48 hours prior to any adjournment or postponement of the Meeting (Saturdays, Sundays and holidays excepted), unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

Shareholders may be registered or non-registered. You are a registered Shareholder (a “registered Shareholder”) if your name appears on the register of Shareholders maintained by the Company’s transfer agent and registrar, Computershare. A share certificate in your name will have been issued to you. You are a non-registered Shareholder (a “non-registered Shareholder”) if you own your Equinox Shares through an intermediary, such as a securities dealer, securities broker, bank or trust company. Your intermediary will have provided you with a statement showing the number of Equinox Shares held on your behalf.

For registered Shareholders, the completed, dated and signed form of proxy should be sent in the enclosed envelope to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada, Attention: Proxy Department or by facsimile to 416-263-9524 or 1-866-249-7775 (toll-free from North America).

For non-registered Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to the Company (referred to as “NOBOs”) and who receive these materials directly from the Company’s transfer agent, Computershare, the completed, dated and signed form of proxy should be sent in the enclosed envelope to Computershare Investor Services Inc., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, Canada, Attention: Proxy Department or by facsimile to 416-263-9524 or 1-866-249-7775 (toll-free from North America).

For non-registered Shareholders who have objected to their intermediary disclosing certain ownership information about themselves to the Company, (referred to as “OBOs”) and who receive these materials through their broker or other intermediary, the voting instruction form or form of proxy, as applicable, should be completed in accordance with the instructions provided by their broker or other intermediary.

APPOINTMENT OF PROXYHOLDER

A Shareholder has the right to appoint as his or her proxyholder a person or company (who need not be a Shareholder), other than the persons designated in the form of proxy accompanying this Circular (who are directors and/or officers of the Company), to attend and to act on the Shareholder’s behalf at the Meeting. A Shareholder may do so by inserting the name of such person in the blank space provided in the form of proxy and striking out the other names or by completing another proper form of proxy and delivering such proxy within the time limits specified above.

VOTING SECURITIES

The Company is authorized to issue an unlimited number of Equinox Shares. The Equinox Shares are the only class of shares entitled to vote at the Meeting. As at the Record Date, the Company had 879,072,263 Equinox Shares issued and outstanding, each carrying the right to one vote per share. Two persons present, each being a Shareholder entitled to vote at the Meeting or a duly appointed proxyholder or representative for a Shareholder so entitled, will constitute a quorum for the transaction of business at the Meeting.

Of the 879,072,263 Equinox Shares issued and outstanding on the Record Date, 444,128,449 Equinox Shares were held by CHESS Depositary Nominees Pty Ltd (“CDN”), a wholly-owned subsidiary of the Australian Securities Exchange (the “ASX”), on behalf of holders of CHESS Depositary Interests (“CDIs”). CDN has issued CDIs that represent beneficial interests in the Equinox Shares held by CDN. CDIs are traded on the electronic transfer and settlement system operated by the ASX.

All references in this Circular to outstanding Equinox Shares include the Equinox Shares held by CDN and all references to holders of Equinox Shares include CDI holders.

A simple majority of the votes cast on each matter submitted to a vote at the Meeting, including the Share Issuance Resolution, whether in person, by proxy or otherwise, will constitute approval of each such matter.

EXERCISE OF VOTE BY PROXY

This section headed “Exercise of Vote by Proxy” only applies to holders of Equinox Shares. Holders of CDIs should refer to the section of this Circular headed “CDI Holders May Give Direction to CDN”.

The Equinox Shares represented by properly executed proxies will be voted for or against the Share Issuance Resolution in accordance with the instructions of the holders of Equinox Shares as indicated on the proxy. If no choice is specified in the form of proxy, the persons designated in the accompanying form of proxy will vote FOR the Share Issuance Resolution.

If any amendments or variations to matters identified in the Notice are proposed at the Meeting or if any other matters properly come before the Meeting, the enclosed form of proxy confers authority to vote on such amendments or variations according to the discretion of the person voting the proxy at the Meeting. At the date of this Circular, management of the Company knows of no such amendments, variations or other matters to come before the Meeting other than the matters referred to in the Notice.

The instructions set out below provide different procedures for voting Equinox Shares at the Meeting to be followed by registered and non-registered Shareholders.

Registered Shareholders

If you are a registered Shareholder, there are two methods by which you can vote your Equinox Shares at the Meeting, namely in person at the Meeting or by proxy. If you wish to vote in person at the Meeting, do not complete or return the form of proxy included with this Circular. Your vote will be taken and counted at the Meeting. If you do not wish to attend the Meeting or do not wish to vote in person, properly complete and deliver the form of proxy included with this Circular no later than 11:00 a.m. (Toronto time) on April 7, 2011 or at least 48 hours prior to the date of any adjournment or postponement of the Meeting (Saturdays, Sundays and holidays excepted) and the Equinox Shares represented by your proxy will be voted or withheld from voting in accordance with your instructions as indicated in your form of proxy, on any ballot that may be called at the Meeting and if the Shareholder specifies a choice on the Share Issuance Resolution in the proxy, the Equinox Shares will be voted accordingly.

As a registered Shareholder, you may vote by proxy by one of the following two methods: (i) mail; or (ii) facsimile. Instructions for voting using each of these methods are detailed above under the heading “Solicitation of Proxies” and in the enclosed form of proxy and should be followed carefully.

A proxy must be in writing and must be executed by you as registered Shareholder or by your attorney authorized in writing or, if the registered Shareholder is a corporation or other legal entity, by an authorized officer or attorney.

If you complete and return a blank proxy, your Equinox Shares will be voted FOR the Share Issuance Resolution.

The person to whom you give your proxy will decide how to vote on amendments or variations to the matters of business described above and on any additional or different matters that may properly come up for a vote at the Meeting. Management of the Company is not aware of any such amendment, variation or additional or different matters at the date of this Circular.

Computershare will deal with proxies received by it in a way that preserves the confidentiality of individual votes. However, the Company will have access to proxies as necessary to meet applicable legal requirements, including in the event of a proxy contest, or in the event a Shareholder has made a written comment or submitted a question on the proxy.

Non-registered Shareholders

Non-registered Shareholders who have not objected to their intermediary disclosing certain ownership information about themselves to the Company are referred to as NOBOs. Those non-registered Shareholders who have objected to their intermediary disclosing certain ownership information about themselves to the Company are referred to as OBOs. In accordance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Administrators (“NI 54-101”), the Company has distributed copies of the Notice and this Circular (collectively the “Meeting Materials”) directly to NOBOs and indirectly through intermediaries to OBOs.

OBOs

Unless you have waived your rights to receive the Meeting Materials, intermediaries are required to deliver copies of the Meeting Materials to you and to seek your instructions as to how to vote your Equinox Shares. Often, intermediaries will use a service company to forward the Meeting Materials to OBOs. Generally, an OBO who has not waived the right to receive Meeting Materials will be given the ability to provide voting instructions in one of two ways.

Typically, an OBO will be given a voting instruction form which must be completed and signed by the OBO in accordance with the instructions provided by the intermediary. In this case, you cannot use the mechanisms described above for registered Shareholders and must follow the instructions provided by the intermediary (which in some cases may allow the completion of the voting instruction form by telephone or the Internet).

Occasionally, however, an OBO may be given a form of proxy that has already been signed by the intermediary. This form of proxy is restricted to the number of Equinox Shares owned by the OBO and must be completed, but not signed, by the OBO and deposited with Computershare in the manner described above for registered Shareholders.

The purpose of these procedures is to allow OBOs to direct the voting of the Equinox Shares that they beneficially own but that are not registered in their name. Should an OBO who receives either a form of proxy or a voting instruction form wish to attend and vote at the Meeting in person (or have another person attend and vote on their behalf), such OBO should strike out the persons named in the form of proxy as the proxy holder and insert the OBO’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding instructions provided by the intermediary. In either case, OBOs should carefully follow the instructions provided by the intermediary and should contact the intermediary promptly if they need assistance.

Proxies returned by intermediaries as “non-votes” because the intermediary has not received instructions from the non-registered Shareholder with respect to the voting of certain Equinox Shares, or because under applicable stock exchange or other rules the intermediary does not have the discretion to vote those Equinox Shares on one or more of the matters that come before the Meeting, will be treated as not entitled to vote on any such matter and will not be counted as having been voted in respect of any such matter. Equinox Shares represented by such broker “non-votes” will, however, be counted in determining whether there is a quorum.

NOBOs

If you are a non-registered Shareholder, and the Company’s transfer agent, Computershare, has sent the Meeting Materials directly to you, your name and address and information about your holdings of Equinox Shares have been obtained in accordance with NI 54-101 from the intermediary holding on your behalf. By choosing to send these materials to you directly, the Company (and not the intermediary holding the Equinox Shares on your behalf) has assumed responsibility for (i) delivering these materials to you; and (ii) executing your proper voting instructions. NOBOs can provide their voting instructions by completing the form of proxy included with this Circular and returning it to Computershare in the manner described above for registered Shareholders.

CDI HOLDERS MAY GIVE DIRECTIONS TO CDN

This section headed “CDI Holders May Give Directions to CDN” only applies to holders of CDIs. Holders of Equinox Shares should refer to the section of this Circular headed “Exercise of Vote by Proxy”.

Pursuant to Section 10.15 of the Company’s by-laws, the Company will permit CDI holders to attend the Meeting.

Each CDI holder has the right to:

•	direct CDN how to vote in respect of his or her CDIs; or

•	instruct CDN to appoint the CDI holder or a person nominated by the holder as the holder’s proxy for the purposes of attending and voting at the Meeting.

If you are a CDI holder and you wish to direct CDN how to vote in respect of your CDIs or appoint yourself or a nominee as your proxy, you should read, complete, date and sign the accompanying CDI Voting Instruction

Form and deposit it with Computershare Investor Services Pty Limited, GPO Box 242, Melbourne, Victoria 3001 Australia or by facsimile at 1-800-783-447 (within Australia) or +61 3 9473 2555 (outside Australia) or online at www.investorvote.com.au not later than 48 hours prior to the date of the Meeting or any adjournment thereof (Saturdays, Sundays and holidays excepted).

REVOCATION OF PROXY

Registered Shareholders

A registered Shareholder executing the enclosed form of proxy has the right to revoke it under section 148(4) of the Canada Business Corporations Act (the “CBCA”). A registered Shareholder may revoke a proxy by depositing an instrument in writing, including another proxy bearing a later date, executed by the registered Shareholder or by an attorney authorized in writing, at the registered office of the Company at any time up to and including the last business day preceding the day of the Meeting at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting prior to being voted at the Meeting or in any other manner permitted by law. A registered Shareholder attending the Meeting has the right to vote in person and, if he or she does so, his or her proxy is nullified with respect to the matters he or she votes upon and any subsequent matters thereafter to be voted on at the Meeting.

Non-registered Shareholders

A non-registered Shareholder may revoke a voting instruction form of proxy, as applicable, or a waiver of the right to receive Meeting Materials and to vote given to an intermediary at any time by written notice to such an intermediary. Non-registered Shareholders should follow the instructions of their intermediaries who may set deadlines at least seven days prior to the Meeting, and possibly earlier, for the receipt of voting instruction forms or proxies. An intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the intermediary prior to the deadlines that such intermediary sets. As such, non-registered Shareholders who wish to revoke their voting instruction form or proxy should contact their intermediary as soon as possible and well in advance of the Meeting.

RECORD DATE

The board of directors of the Company (the “Board”) has fixed March 9, 2011 as the record date for the purpose of determining the holders of Equinox Shares entitled to receive notice of and to vote at the Meeting. Any holder of Equinox Shares of record at the close of business on the record date is entitled to vote the Equinox Shares registered in such Shareholder’s name at that date on each matter to be acted upon at the Meeting.

Failure of any Shareholder to receive notice of the Meeting does not deprive the Shareholder of the right to vote at the Meeting.

PRINCIPAL SHAREHOLDERS

To the knowledge of the directors and executive officers of the Company, no person or company beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding Equinox Shares.

SPECIAL MATTER TO BE ACTED UPON AT THE MEETING

Share Issuance Resolution

As set out in the Notice, at the Meeting, Shareholders of the Company will be asked to consider and vote on the Share Issuance Resolution.

Equinox Shareholder Approval is required in connection with the Offer by the rules and regulations of the TSX. In connection with the Offer, Equinox expects to issue up to approximately 379 million Equinox Shares, representing approximately 43% of the Equinox Shares outstanding on a non-diluted basis immediately prior to the completion of the Offer. If all existing Lundin Options remained outstanding as of the Expiry Time rather than being exercised prior to the Expiry Time, then such options would be replaced with options to acquire approximately 7.5 million Equinox Shares (based on Lundin’s most recent disclosure regarding the total number of Lundin Options outstanding), and the total number of Equinox Shares to be issued in connection with the Offer, when taken together with the number of Equinox Shares to be issued on exercise of such replacement options, would be approximately 383 million (approximately 44% of the Equinox Shares outstanding on a non-diluted basis). Pursuant to the listing rules of the TSX, a listed company is generally required to obtain shareholder approval in connection with an acquisition transaction where the number of securities issued or issuable in payment of the purchase price for the acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction. In order for the acquisition of Lundin to be completed, Equinox Shareholders must approve the Share Issuance Resolution.

In connection with the Offer, Equinox expects to issue up to approximately 379 million Equinox Shares, based on the number of Lundin Shares outstanding as at February 23, 2011 (as disclosed by Lundin in its management’s discussion and analysis for the year ended December 31, 2010) and assuming that: (i) all of the Lundin Shares outstanding as at August 2, 2010 are acquired upon completion of the Offer, and (ii) all holders of Lundin Options exercise such options and all holders of Lundin SARs exercise such securities for Lundin Shares in advance of the successful completion of the Offer and tender such securities under the Offer. Following the successful completion of the Offer, Shareholders will hold approximately 70% of the Equinox Shares issued and outstanding, while Lundin Shareholders will hold approximately 30% of the Equinox Shares issued and outstanding in each case on a fully diluted basis. The Offer will not have a material effect on control of Equinox. In order for the acquisition of Lundin to be completed, the Share Issuance Resolution must be approved by a simple majority (50% plus one vote) of votes cast at the Meeting by Shareholders, present in person or by proxy.

The maximum amount of cash payable by Equinox pursuant to the Offer will not exceed the Maximum Cash Consideration. Based on the number of Lundin Shares outstanding on a fully-diluted basis on February 23, 2011 (as disclosed by Lundin in its management’s discussion and analysis for the year ended December 31, 2010), the Maximum Cash Consideration will be C$2,378,973,645. The maximum number of Equinox Shares issuable by the Company pursuant to the Offer will not exceed the Maximum Share Consideration. Based on the number of Lundin Shares outstanding on a fully-diluted basis on February 23, 2011 (as disclosed by Lundin in its management’s discussion and analysis for the year ended December 31, 2010), the Maximum Share Consideration will be 379,402,241 Equinox Shares. The consideration payable under the Offer will be pro-rated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any second step acquisition transaction does not exceed these maximum aggregate amounts and will be based on the number of Lundin Shares acquired in proportion to the number of Lundin Shares outstanding on a fully-diluted basis at the Take-Up Date.

The Offer

Equinox has offered to acquire, on the terms and subject to the conditions set forth in the Offer Circular, all of the issued and outstanding Lundin Shares, including Lundin Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of Lundin Options or Lundin SARs, for consideration per Lundin Share of, at the election of each holder, (a) C$8.10 in cash for each Lundin Share or (b) 1.2903 Equinox Shares and C$0.01 in cash for each Lundin Share, subject to pro-ration, based upon the Maximum Cash Consideration and the Maximum Share Consideration.

Lundin Shareholders will not be entitled to fractional Equinox Shares in connection with the Offer. Where the consideration owing to such a Lundin Shareholder would otherwise result in a fractional Equinox Share being issued, the number of Equinox Shares to be received by such Lundin Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) and the amount of cash to be received by such Lundin Shareholder will correspondingly be either decreased or increased (on the basis of C$6.27 per Equinox Share), provided, however, that the number of Equinox Shares to be received by a Lundin Shareholder shall be rounded down in all circumstances where rounding up would result in such Lundin Shareholder receiving less than C$0.01 of cash per Lundin Share tendered by such Lundin Shareholder.

If a holder of Lundin Options does not exercise such options before the expiry time of the Offer, such Lundin Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting schedule and exercise prices, except that, to the extent permitted, each Lundin Option will become an option to acquire 1.2919 Equinox Shares (representing 1.2903 Equinox Shares adjusted to account for the C$0.01 payable under the Share Alternative) and have an exercise price per Equinox Share equal to the exercise price per Lundin Share of that option immediately prior to the Expiry Time divided by 1.2919. Based on the number of Lundin Options outstanding as of February 23, 2011, as disclosed by Lundin, if all Lundin Options remained outstanding as of the Expiry Time, such options would be replaced with options to acquire approximately 7.5 million Equinox Shares, and the total number of Equinox Shares to be issued in connection with the Offer, when taken together with the number of Equinox Shares to be issued on exercise of such replacement options, would be approximately 383 million.

Source of Funds

The maximum amount of cash payable under the Offer will be C$2,378,973,645. Equinox will finance the cash payable under the Offer through new committed credit facilities in the amount of US$3.2 billion to be arranged pursuant to a binding commitment letter (the “Commitment Letter”) dated February 27, 2011 between the Company and Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch (together with GS Lending Partners, the “Lenders”). The Commitment Letter sets out the terms and conditions on which the Lenders have agreed to make available to the Company (i) a US$300 million senior secured revolving credit facility (the “Revolving Facility”) and (ii) US$3.2 billion in aggregate principal amount of senior secured increasing rate loans (the “Bridge Facility” and, together with the Revolving Facility, the “Committed Facilities”).

The Revolving Facility matures on the fifth anniversary of initial utilization of the Bridge Facility or the Revolving Facility, whichever is earlier, and bears interest, at the Company’s option, at (a) the Lenders’ base rate plus an applicable margin of 3.00% per annum, or (b) the Lenders’ adjusted Eurodollar rate plus an applicable margin of 4.00% per annum. The Revolving Facility is not available to fund the payment of consideration in the Offer and is available only for working capital and general corporate purposes and to pay certain fees and expenses in connection with the Offer.

The Bridge Facility provides Equinox with sufficient liquidity to finance the cash payable under the Offer, together with a refinancing of Equinox’s existing credit facilities and anticipated transaction costs in connection with the Offer (including payment of any applicable termination fee under the Lundin-Inmet Arrangement). The Bridge Facility matures on the sixth anniversary of initial utilization of the Bridge Facility and bears interest at interest rates varying depending on the length of time that the Bridge Facility is outstanding. The Company may voluntarily prepay the Bridge Facility, in whole or in part and without premium or penalty, at any time prior to the earlier of the first anniversary of initial utilization of the Bridge Facility and the occurrence of certain defined events. The Company is expecting to refinance the Bridge Facility well before maturity using a combination of medium and long term debt instruments, which are likely to include a term loan and revolving facility from commercial banks, convertible bonds and high yield bonds. The Company has no plans to undertake an equity raising (other than in the form of convertible debt) as part of the refinancing of the Bridge Facility.

The funding commitments under the Committed Facilities are subject to conditions typical in commercial lending transactions of this kind, including conditions substantially reflecting the conditions of the Offer. The Company reasonably believes that the possibility is remote that the conditions to the funding of the Offer that are in addition to the conditions in the Offer will not be satisfied. The funding under the Committed Facilities bears interest and is subject to fees at levels customary for credit facilities of this kind. Pursuant to the Committed Facilities, the Company has agreed not to make any determination with respect to certain conditions of the Offer (other than any such determination that would cause such conditions to fail to be satisfied), unless each of GS Lending Partners and Credit Suisse Securities shall have made a similar determination with respect to the relevant condition exercising its reasonable judgment.

Conditions of the Offer

The Offer is conditional on, among other things (i) there having been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which, together with the Common Shares held by the Company and its affiliates (if any), represents not less than 66 2/3% of the Common Shares outstanding (calculated on a fully-diluted basis), (ii) the Inmet Arrangement Agreement having been lawfully terminated in accordance with its terms in effect as of the date hereof; (iii) the approval of a majority of the votes cast by holders of Offeror Shares at a duly called meeting of such holders, of the issuance of the Company Shares in connection with the Offer having been obtained; and (iv) the Company having determined that there shall not exist and shall not have occurred, and that the Offer if completed, will not be reasonably likely to cause or result in, a Material Adverse Effect. These and the other conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable Laws, the Company reserves the right to withdraw or extend the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived at or prior to the Expiry Time.

Background to the Offer

The management and board of directors of Equinox continually review Equinox’s position in light of the changing competitive environment in its industry, with the objective of identifying strategic alternatives and other opportunities, including business combination transactions, joint ventures and other commercial transactions that may be available to complement Equinox’s business, support its corporate strategy and enhance shareholder value. As part of this ongoing review process, in 2010 Equinox identified the strategic opportunity presented by an acquisition of Citadel and subsequently determined to make the Citadel Offer. The acquisition of Citadel was subsequently completed on February 15, 2011.

On January 12, 2011, Inmet and Lundin jointly announced that they had entered into an arrangement agreement pursuant to which Inmet and Lundin would amalgamate and continue as a new corporation (the “Lundin-Inmet Arrangement”). Equinox had for some time considered the Lundin assets as highly complementary to Equinox given the expandability and exploration potential of Lundin’s two core copper assets, Tenke Fungurume and Neves Corvo. Equinox also believes it is well placed to aggressively pursue and deliver the benefits of expansion to these operations and exploration within the surrounding regions. Following the announcement of the Lundin-Inmet Arrangement, management commenced a review of a potential combination of Lundin and Equinox with a view to delivering enhanced growth and value to both sets of shareholders.

On February 4, 2011, Equinox retained Goldman Sachs to act as lead financial advisor to Equinox with respect to a potential acquisition transaction involving Lundin. As discussions relating to the potential transaction proceeded, TD Securities was retained as an additional financial advisor, in order to leverage its additional Canadian market knowledge and expertise. On February 4, 2011, Equinox also retained Osler to act as legal counsel in respect of the potential transaction.

On February 9, 2011, the board of directors of Equinox met and was updated on the status of Equinox’s evaluation of the potential transaction. After receiving the input and recommendations of Equinox management and reviewing advice received from Equinox’s legal and financial advisors, the board of directors supported the continued evaluation by management and Equinox’s legal and financial advisors of a potential transaction involving Lundin, including the development of various financing models and proposals relating thereto.

On February 15, 2011, the board of directors of Equinox met and received a further update on the status of Equinox’s evaluation of a potential transaction with Lundin, including reports from Equinox’s management and external legal and financial advisors.

On February 24, 2011, the board of directors of Equinox met and received presentations from management and from each of Equinox’s legal and financial advisors, which included a review by Goldman Sachs and TD Securities of their financial analysis in connection with a potential transaction involving Lundin and with the proposed consideration to be paid by Equinox to Shareholders in respect of a take-over bid offer for Lundin. Following these presentations and a full discussion regarding the merits, risks and opportunities associated with an acquisition of Lundin and the potential value to be created for Equinox shareholders, as well as a recommendation from management in favour of the making of such a take-over bid offer, the board of directors authorized Equinox management to continue with the implementation and planning of the proposed Offer, and to contact Lukas Lundin, Chairman of Lundin, or if unavailable, other senior management of Lundin, with a view to providing an overview of Equinox’s intentions with respect to the Offer.

On February 26, 2011, Craig Williams, the President and Chief Executive Officer of Equinox, unsuccessfully attempted to contact Lukas Lundin, and subsequently spoke to Philip J. Wright, the President and Chief Executive Officer of Lundin, and indicated Equinox’s intention to publicly announce, prior to the open of markets on February 28, 2011, an intention to make an unsolicited offer to acquire all of the outstanding Lundin Shares of Lundin.

On February 27, 2011, the board of directors of Equinox met and received detailed reports from management in respect of the Offer, as well as reports and advice from Goldman Sachs and TD Securities, with respect to the risks, benefits and feasibility of the Offer as well as analysis with respect to the value and financial analysis of such an acquisition from the perspective of Equinox and its shareholders and from the perspective of Lundin’s Shareholders and advice regarding legal aspects of the potential transaction from its external legal advisors. Following these presentations and a full discussion regarding the merits, risks and opportunities associated with the Offer, as well as a recommendation from management in favour of the making of the Offer, the board of directors (i) determined that making the Offer, on the terms and subject to the conditions of the Offer, would be in the best interests of Equinox, (ii) approved the announcement of Equinox’s intention to make the Offer, (iii) approved the entering into of the Commitment Letter and related matters, and (iv) ratified and approved the formal engagement arrangements for the external financial advisors.

On February 28, 2011, Equinox issued a press release announcing its intention to make the Offer.

On March 4, 2011, the board of directors of Equinox met and received an update from Equinox’s management and external legal and financial advisors regarding the Offer. The board of directors approved the making of the Offer and the mailing of the Offer to Purchase and Circular and related documentation to Lundin Shareholders and related matters.

On March 6, 2011, Lundin and Inmet announced that they had postponed their respective shareholder special meetings called to consider the Lundin-Inmet Arrangement, originally scheduled to be held on March 14, 2011, until March 28, 2011.

On March 7, 2011, an advertisement containing a summary of the Offer was published in The Globe and Mail and La Presse and the Offer Documents were filed under Lundin’s profile on SEDAR at www.sedar.com, commencing the Offer under applicable Canadian securities laws.

Recommendation of the Board

AFTER CAREFUL CONSIDERATION OF THE OFFER, INCLUDING THE FACTORS SET FORTH BELOW, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE SHARE ISSUANCE RESOLUTION.

Rationale and Benefits of the Offer

Equinox believes the combination of its assets with those of Lundin will bring together two highly complementary asset portfolios, provide a platform for industry leading growth and help deliver superior returns for Equinox shareholders. In reaching its conclusion to approve the making of the Offer and to unanimously recommend that Shareholders vote in favour of the Share Issuance Resolution, the Board considered, among other things, the following factors:

•

Focus on accretive growth and maximising shareholder returns. Equinox’s takeover offer for Lundin is consistent with Equinox’s strategy of building the leading global pure copper growth company. Equinox is proposing to acquire Lundin because Equinox believes that the combination of the principal copper assets of Lundin and Equinox, consisting of Lumwana and Tenke Fungurume in Southern Africa and Neves Corvo and Jabal Sayid in Europe/Middle East, is expected to create a company with a position of relative strength built around four expandable copper operations. Equinox believes it is well positioned to aggressively pursue growth in copper production from all four assets going forward, and with its proven competency as a successful explorer is also well positioned to deliver on the exploration potential in the areas surrounding all four principal copper operations. The proposed combination will therefore result in a major international copper mining company with a strong portfolio of world class assets and a superior growth profile.

Shareholders will therefore have the benefit of owning shares in a major international copper mining company with increased diversification, scale and liquidity, which is expected to enhance the value of their shares in the combined company going forward. They will also benefit from increased copper production per share delivered through this acquisition, and by the anticipated further expansion of the acquired assets as well as improved operating margins and C1 operating costs achieved by this combination. The acquisition of Lundin is also expected to be immediately accretive to Equinox’s earnings and cash flow on a per share basis.

•

Superior Growth Profile. Based on Equinox’s analysis and analyst research reports, the combined Equinox and Lundin growth pipeline would potentially be one of the strongest in the global copper sector with the potential to deliver approximately 500,000 tonnes of copper production per annum by 2016. Long-term growth is expected to come from lower-risk expansions of existing operations, resulting in a geographically diverse portfolio of superior copper properties, including four high quality copper-producing properties by 2012, which is consistent with Equinox’s strategy of building the leading global pure copper growth company with a portfolio of world-class expandable assets.

•

Increased Market Capitalization and International Visibility. The combined entity is anticipated to be one of the largest pure play copper mining companies globally. The merged group will benefit from more visibility among the international investor community and from access to the Australian and Asian capital markets by virtue of Equinox’s listing on the ASX as well as continued exposure to the North American capital markets through Equinox’s listing on the TSX.

•

Fully Financed Offer. Total cash consideration within Equinox’s offer of approximately C$2.4 billion is fully financed through a US$3.2 billion bridge finance facility, including retirement of Equinox’s existing debt facilities and payment of transaction costs. The bridge facility loan has an initial one year period following the initial funding date, after which time the lenders may convert the loan into senior exchange notes, or leave the bridge in place with interest and other key terms fixed following the initial one year period. The bridge facility and any resulting exchange notes have a cumulative six year term, meaning that Equinox remains protected from a requirement for principal repayments in the short to medium term. Equinox is expecting to refinance the bridge well before maturity using a combination of medium and long term debt instruments, which are likely to include a term loan and revolving facility from commercial banks, convertible bonds and high yield bonds. Equinox believes the bridge and refinancing plan will provide it with an efficient and flexible longer-term capital structure for the combined company, and that its ability to fund its anticipated superior internal growth will not be compromised by the debt financing package for the transaction. Equinox believes that any risk to shareholders is further mitigated as a result of the absence of any obligation or anticipated need to issue pure equity instruments, and through the absence of any commodity price links, hedging requirements or financial covenants related to leverage ratios in the terms of the bridge facility.

Equinox believes that it has secured an attractive financing package that reflects the strength of the Company’s balance sheet, and ensures that it will be able to comfortably service the anticipated levels of acquisition debt, even based on downside copper price scenarios utilizing assumed copper prices of US$3.50 per pound of copper in 2011, moving down to a longer term price of US$1.75 per pound of copper by 2014. By contrast, based on current analyst consensus copper prices Equinox would expect to return to a net cash position within four years.

•

Management Track Record. Equinox has a management team with a solid track record and proven experience in the copper industry. The Equinox management team has demonstrated its ability, via the Lumwana copper mine in Zambia, to identify, explore, finance, construct, commission and operate a world-class copper mine. It is also applying this experience to the development of the Jabal Sayid development project in the Kingdom of Saudi Arabia which remains on track and on budget. The Equinox management team’s expertise, when combined with Lundin’s experienced operational team, will form a highly experienced team for a global pure copper company and for ultimately enhancing the value of the combined group’s highly complementary assets.

RISK FACTORS

Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks set out in the documents incorporated by reference in the Circular, the proposed acquisition by Equinox of Lundin upon the successful completion of the Offer is subject to certain risks, including the following:

Equinox has not verified the reliability of the information regarding Lundin included in, or which may have been omitted from, the Circular.

All historical information regarding Lundin contained in the Circular, including all Lundin financial information and all pro forma financial information reflecting the pro forma effects of a combination of Lundin and Equinox derived in part from Lundin’s financial information, has been derived from Lundin’s publicly available information. Although Equinox has no reason to doubt the accuracy or completeness of Lundin’s publicly disclosed information, any inaccuracy or material omission in Lundin’s publicly available information, including the information about or relating to Lundin contained in the Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Change of control provisions in Lundin’s agreements triggered upon the acquisition of Lundin may lead to adverse consequences.

Lundin may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since Equinox will hold Lundin Shares representing a majority of the voting rights of Lundin. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Lundin’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.

The integration of Equinox and Lundin may not occur as planned.

The anticipated benefits of the Offer will depend in part on whether the operations, systems, management and cultures of Lundin and Equinox can be integrated in an efficient and effective manner and the timing and manner of completion of a compulsory acquisition or subsequent acquisition transaction. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the combined company, or that the integration of the two companies’ operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs.

Equinox will have a substantial amount of indebtedness following completion of the Offer.

Equinox will have a substantial amount of indebtedness as a result of its entering into the Bridge Facility in connection with the Offer and the incurrence of indebtedness to refinance the Bridge Facility. Equinox’s ability to make payments of the principal and interest as required by the Bridge Facility or any such other indebtedness depends upon its ability to generate cash from mining activities. If the cash generated from Equinox’s mining activities is insufficient to meet the obligations to pay interest and principal when due under the Bridge Facility or such other indebtedness, or if Equinox fails to comply with any terms or conditions thereof, the lenders thereto may exercise their rights under such indebtedness (including any security arrangements in respect thereto), which could result in a material adverse effect on Equinox. A breach of loan or lease covenants and undertakings could result in a significant loss to Equinox.

Mineral reserve and mineral resource figures pertaining to Lundin’s properties are only estimates and are subject to revision based on developing information.

Information pertaining to Lundin’s mineral reserves and mineral resources presented in the Circular or incorporated by reference therein, are estimates and no assurances can be given as to their accuracy. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Mineral reserve and mineral resource estimates are materially dependent on the prevailing price of minerals and the cost of recovering and processing minerals at the individual mine sites. Market fluctuations in the price of minerals or increases in recovery costs, as well as various short-term operating factors, may cause a mining operation to be unprofitable in any particular accounting period. The estimated amount of contained minerals in proven and probable mineral reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

Equinox may be subject to significant capital requirements and operating risks associated with its expanded operations and its expanded portfolio of growth projects.

Equinox must generate sufficient internal cash flows and/or be able to utilize available financing sources to finance its growth and sustain capital requirements. If Equinox does not realize satisfactory prices for the products that Equinox produces, it could be required to raise very significant additional capital through the capital markets and/or incur significant borrowings to meet its capital requirements. These financing requirements could adversely affect Equinox’s ability to access the capital markets in the future to meet any external financing requirements Equinox might have. If there are significant delays in when these projects are completed and are producing on a commercial and consistent scale, and/or their capital costs were to be significantly higher than estimated, these events could have a significant adverse effect on Equinox’s results of operation, cash flow from operations and financial condition.

In addition, Equinox’s mining operations and processing and related infrastructure facilities are subject to risks normally encountered in the mining and metals industry. Such risks include, without limitation, environmental hazards, industrial accidents, labour disputes, changes in laws, technical difficulties or failures, late delivery of supplies or equipment, unusual or unexpected geological formations or pressures, cave-ins, pit-wall failures, rock falls, unanticipated ground, grade or water conditions, flooding, periodic or extended interruptions due to the unavailability of materials and force majeure events. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining or processing, losses and possible legal liability. Any prolonged downtime or shutdowns at Equinox’s mining or processing operations could materially adversely affect Equinox’s business, results of operations, financial condition and liquidity.

The combination of Equinox and Lundin may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a subsequent acquisition transaction.

In order for Equinox to acquire all of the issued and outstanding Lundin Shares, it will likely be necessary, following the completion of the Offer, to effect a compulsory acquisition or subsequent acquisition transaction. A compulsory acquisition or subsequent acquisition transaction may result in Lundin shareholders having the right to dissent and demand payment of the fair value of their Lundin Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Lundin Shares. There is no assurance that a compulsory acquisition or subsequent acquisition transaction can be completed without Shareholders exercising dissent rights in respect of substantial number of Lundin Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on Equinox’s financial position and liquidity.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of Equinox.

The Offer is conditional upon, among other things, Equinox having obtained all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions (including those of any stock exchange or other securities regulatory authorities) that are necessary or desirable to complete the Offer and the acquisition of Lundin Shares and to issue and list on the TSX, the ASX and the OMX Equinox Shares issued pursuant to the Offer, a compulsory acquisition or subsequent acquisition transaction. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of Equinox.

Equinox may not realize the benefits of the combined company’s new projects.

As part of its strategy, Equinox will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the combination with Lundin. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks.

Equinox may be subject to significant operating risks associated with its expanded operations and its expanded portfolio of projects.

The level of production and capital and operating cost estimates relating to the expanded portfolio of projects, which are used in establishing ore/mineral reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainties. It is very likely that actual results for Equinox’s projects will differ from its current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, and/or increase capital and/or operating costs above, Equinox’s current estimates. If actual results are less favourable than Equinox currently estimates, the combined company’s business, results of operations, financial condition and liquidity could be materially adversely impacted.

If there are significant delays in the completion of projects and when they commence producing on a commercial and consistent scale, and/or their capital costs are significantly higher than estimated, these events could have a significant adverse effect on Equinox’s results of operations, cash flow from operations and financial condition.

The issuance of a significant number of Equinox Shares and a resulting “market overhang” could adversely affect the market price of Equinox Shares after the take-up of Lundin Shares under the Offer.

If all of the Lundin Shares are tendered to the Offer, a significant number of additional Equinox Shares will be available for trading in the public market. The increase in the number of Equinox Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Equinox Shares. Moreover, in the event that any Shareholder holding a significant percentage of Lundin Shares tenders its Lundin Shares to the Offer in exchange for Equinox Shares, such Shareholder will hold a significant percentage of Equinox Shares after such take-up. The potential that such a Shareholder may sell its Equinox Shares in the public market (commonly referred to as “market overhang”), as well as any actual sales of such Equinox Shares in the public market, could adversely affect the market price of Equinox Shares.

In assessing the Share Issuance Resolution, Shareholders should also carefully review the risks described in Equinox’s AIF dated March 14, 2011 for the year ended December 31, 2010, starting on page 56. In addition, Lundin may be subject to risks that are not applicable or material to the Company at the present time, but that may apply to the combined company. Risk factors relating to Lundin can be found in Lundin’s annual information form dated March 31, 2010 for the year ended December 31, 2009 filed with the Canadian Securities Regulatory Authorities.

THE COMBINED COMPANY UPON COMPLETION OF THE OFFER

Overview

On completion of the Offer, Equinox will continue to be a corporation existing under the CBCA and the former Lundin Shareholders will be shareholders of Equinox. At such time, Lundin will be a wholly-owned subsidiary of Equinox.

The business and operations of Equinox and Lundin will be consolidated and the principal executive office of the combined company will remain at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2940, P.O. Box 54, Toronto, Ontario, M5J 2J2 immediately following consummation of the Offer.

Organization Chart

The following chart shows the corporate relationship between Equinox and Lundin following the completion of the Offer:

Directors and Officers of the Combined Company

Following completion of the Offer, it is expected that the board of directors will remain the same as it currently exists. The senior management of the combined entity is expected to consist of personnel from each of the two companies and will be assessed further following the completion of the Offer and a review of the acquired assets.

Description of Share Capital

The share capital of Equinox will remain unchanged as a result of the completion of the Offer, other than for the issuance of the Equinox Shares issuable pursuant to the Offer.

Equinox is authorized to issue an unlimited number of Equinox Shares. As at March 9, 2011, there were 879,072,263 Equinox Shares issued and outstanding. There are no limitations contained in the articles or bylaws of Equinox on the ability of a person who is not a Canadian resident to hold Equinox Shares or exercise the voting rights associated with Equinox Shares. A summary of the rights of the Equinox Shares is set forth below.

In connection with the Offer, Equinox expects to issue up to approximately 379 million Equinox Shares, based on the number of Lundin Shares outstanding as at February 23, 2011 (as disclosed by Lundin in its management’s discussion & analysis for the year ended December 31, 2010) and assuming that: (i) all of the Lundin Shares outstanding as at February 23, 2011 are acquired upon completion of the Offer, and (ii) all holders of Lundin Options exercise such options and all holders of Lundin SARs exercise such securities for Lundin Shares in advance of the successful completion of the Offer and tender such securities under the Offer.

Immediately following completion of the Offer, Shareholders will hold approximately 70% of the Equinox Shares issued and outstanding, while Lundin Shareholders will hold approximately 30% of the Equinox Shares issued and outstanding (on a fully diluted basis).

The holders of the Equinox Shares are entitled to:

(a) vote at all meetings of Shareholders, except meetings at which only holders of a specified class of shares are entitled to vote;

(b) receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Equinox, any dividends declared by Equinox; and

(c) receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Equinox, the remaining property of Equinox upon the liquidation, dissolution or winding-up of Equinox, whether voluntary or involuntary.

The rights of holders of Equinox CDIs are described below under the heading “CHESS and CDIs in Australia”.

Equinox Preference Shares

Equinox is authorized to issue an unlimited number of preference shares issuable in series. The designation, rights, privileges, restrictions and conditions attaching to the preference shares of each series of preference shares may be fixed by the directors of Equinox. As at March 14, 2011, there were no preference shares of Equinox issued and outstanding.

CHESS and CDIs in Australia

Equinox participates in the Clearing House Electronic Subregister System (“CHESS”) in Australia. Settlement of trading of quoted securities on the ASX market takes place on CHESS, which is the ASX’s electronic transfer and settlement system. CHESS allows for, and requires the settlement of, transactions in securities quoted on ASX to be effected electronically. No share or security certificates are issued in respect of shareholdings or security holdings which are quoted on the ASX and settled on CHESS, nor is it a requirement for transfer forms to be executed in relation to transfers which occur on CHESS.

CDIs are units of beneficial ownership in securities registered in the name of CHESS Depositary Nominees Pty Ltd (“CDN”), a wholly-owned subsidiary of the ASX. The main difference between holding CDIs and holding common shares is that the holder of CDIs has beneficial ownership of the underlying Equinox common shares instead of legal title to the common shares. Legal title to the common shares is held by CDN. The Equinox common shares are registered in the name of CDN for the benefit of holders of the Equinox CDIs. Holders of Equinox CDIs have the same economic benefits as they would be entitled to if they held the underlying Equinox common shares. In particular, holders of Equinox CDIs are able to transfer and settle transactions electronically on the ASX. Holders of Equinox CDIs are entitled to all dividends, rights and other entitlements as if they were legal owners of Equinox common shares and will receive notices of all meetings of Equinox shareholders. As holders of Equinox CDIs are not the legal owners of the underlying Equinox common shares, CDN, which holds legal title to the Equinox common shares underlying the Equinox CDIs, is entitled to vote at Equinox shareholder meetings on the instruction of the holder of Equinox CDIs. Alternatively, if a holder of an Equinox CDI wishes to attend and vote at shareholder meetings, they may instruct CDN to appoint the holder (or a person nominated by the holder) as CDN’s proxy in respect of the underlying Equinox common shares beneficially owned by such holder for the purposes of attending and voting at an Equinox shareholder meeting.

Converting Equinox Shares and Equinox CDIs

Holders of Equinox common shares are able to convert those shares into Equinox CDIs and trade them on the ASX and holders of Equinox CDIs are able to convert those securities into Equinox Shares and trade them on the TSX by contacting Equinox’s Australian registrar and transfer agent or its Canadian registrar and transfer agent and requesting their holding to be transferred to the Australian or Canadian registrar and transfer agent as appropriate.

Selected Equinox Unaudited Pro Forma Consolidated Financial Information

Shareholders should refer to Schedule 2 to this Circular for unaudited pro forma consolidated financial statements for the Company for the year ended December 31, 2010.

Post-Offer Shareholdings and Principal Shareholders

Immediately following completion of the Offer, Shareholders will hold approximately 70% of the Equinox Shares issued and outstanding, while Lundin Shareholders will hold approximately 30% of the Equinox Shares issued and outstanding in each case on a fully diluted basis.

To the knowledge of the Directors and executive officers of the Company, following completion of the Offer there will be no person or company that beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying 10% or more of the voting rights attached to any class of voting securities of the Company.

INFORMATION CONCERNING EQUINOX

Overview

Equinox is an international mining and exploration company dual-listed on the Canadian (Toronto) and Australian stock exchanges. The principal assets of Equinox include:

i.	a 100% interest (held through its subsidiary) in the Lumwana copper mine in Zambia (“Lumwana”), located on the large scale mining lease, LML49, and which consists of two major copper deposits, “Malundwe” and “Chimiwungo”, located 220 kilometres northwest of the Zambian Copperbelt, together with numerous exploration prospects;

ii.	a 70% interest (held through its subsidiary) in the Jabal Sayid copper-gold project in the Kingdom of Saudi Arabia (“Jabal Sayid”), which consists of three major copper rich deposits, “Lode 1”, “Lode 2” and “Lode 4”, located 350 kilometres northeast of the Red Sea port city of Jeddah, the commercial capital of the Kingdom of Saudi Arabia, and 120 kilometres south-east of Medina; and

iii.	interests in a number of exploration projects in Zambia and the Kingdom of Saudi Arabia.

The Company is currently focused on operating its 100%-owned large scale Lumwana mine and construction of the Jabal Sayid project. Equinox is in the process of completing the acquisition of the remaining 30% interest in Jabal Sayid from its former joint venture partners.

Equinox acquired Lumwana in 1999 and following nearly ten years of feasibility, financing and construction, commissioned the mine, plant and infrastructure in December 2008. Situated 220 km northwest of the Zambian Copperbelt, Lumwana is now a major copper mine which has established Equinox as one of the world’s top 20 copper producing companies.

Equinox recently acquired the Jabal Sayid project as the project entered the construction phase with first production scheduled for 2012. Jabal Sayid is located within the Arabian Shield minerals province, 350 kilometres north-east of the Red Sea port city of Jeddah, the commercial capital of Saudi Arabia, and 120 kilometres south-east of Medina.

Equinox also owns several other advanced exploration projects in Saudi Arabia, including the Jabal Shayban and Jabal Baydan gold-base metal projects, the Lahuf gold project and the Bari porphyry gold-copper project.

Equinox was established for the purpose of becoming the Canadian holding company and to carry on the business of Equinox Resources Limited (“Equinox Resources”), a company incorporated in 1993 under the Australian Corporations Act 2001 (Cth), pursuant to a court-approved scheme of arrangement under Australian law and an implementation agreement dated April 22, 2004 between Equinox and Equinox Resources. Equinox common shares have been listed for trading on the TSX under the trading symbol “EQN” since June 29, 2004 and Equinox CDIs have been listed for trading on the ASX since June 24, 2004, also under the trading symbol “EQN”.

Equinox is a reporting issuer or the equivalent in all provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com.

Share Capital of Equinox

For a description of Equinox’s share capital, see the section of the Circular entitled, “The Combined Company Upon Completion of the Offer – Description of Share Capital”.

Price Range and Trading Volumes of Equinox Shares

The Equinox Shares and CDIs are listed and posted for trading on the TSX and the ASX, respectively, in each case under the symbol “EQN”. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Equinox Shares on the TSX and the CDIs on the ASX.

	Equinox Shares on the TSX			Equinox CDIs on the ASX
	High (C$)	Low (C$)	Volume (#)	High (A$)	Low (A$)	Volume (#)
2010
February	3.82	3.22	70,165,622	4.04	3.44	41,457,285
March	3.90	3.31	63,824,172	4.16	3.56	46,672,446
April	4.47	3.92	68,449,048	4.74	4.14	49,178,391
May	4.12	3.07	87,832,919	4.42	3.40	77,026,826
June	4.21	3.53	63,606,385	4.63	4.05	53,502,888
July	4.70	3.65	49,884,436	5.11	3.99	35,989,924
August	4.93	4.26	35,894,739	5.31	4.53	26,853,214
September	5.99	4.83	42,964,986	5.93	4.97	36,049,582
October	6.26	5.38	45,729,247	6.41	5.36	45,975,988
November	6.56	5.32	80,008,494	6.45	5.46	91,944,845
December	6.36	5.42	73,196,200	6.10	5.57	88,908,193
2011
January	6.20	5.53	106,627,139	6.22	5.66	85,665,711
February	6.94	5.69	77,887,395	6.83	5.95	74,094,875
March (1 to 11)	5.90	4.93	57,664,283	5.90	5.06	80,679,850

Prior Sales

The information set out below is in respect of the issuances by Equinox of Equinox Shares, warrant and options to purchase Equinox Shares for the twelve month period before the date of the Circular. No warrants have been issued during the twelve month period before the date of the Circular.

For the 12-month period prior to the date of the Circular, other than as set forth above, Equinox has issued or granted the Equinox Shares and securities convertible into Equinox Shares listed in the table set forth below (including Equinox Shares issued as a result of exercises of previously granted stock options):

Date	Security	Price per security (US$)	Number
May 27, 2010	Equinox Shares(1)	1.35	25,000
June 9, 2010	Equinox Shares(1)	0.72	100,000
June 29, 2010	Equinox Shares(1)	2.62	33,333
July 6, 2010	Equinox Shares(1)	0.85	10,000
July 6, 2010	Equinox Shares(1)	0.95	20,000
July 6, 2010	Equinox Shares(1)	2.24	20,000
July 13, 2010	Equinox Shares(1)	1.35	15,000
August 17, 2010	Equinox Shares(1)	2.62	83,333
September 3, 2010	Equinox Shares(1)	2.24	50,000
November 10, 2010	Equinox Shares(1)	0.72	100,000
November 10, 2010	Equinox Shares(1)	0.95	400,000
November 10, 2010	Equinox Shares(1)	1.35	10,000
December 1, 2010	Equinox Shares(1)	0.95	50,000
December 1, 2010	Equinox Shares(1)	2.24	700,000
December 1, 2010	Equinox Shares(1)	4.96	15,000
December 8, 2010	Equinox Shares(1)	2.24	40,000
December 9, 2010	Equinox Shares(1)	0.85	10,000
December 14, 2010	Equinox Shares(1)	0.85	6,667
December 14, 2010	Equinox Shares(1)	0.95	33,333
December 14, 2010	Equinox Shares(1)	2.24	160,000
December 22, 2010	Equinox Shares(1)	1.35	25,000
December 22, 2010	Equinox Shares(1)	1.35	25,000
December 24, 2010	Equinox Shares(2)		109,433,658
December 30, 2010	Equinox Shares(2)		22,409,998
January 7, 2011	Equinox Shares(2)		19,575,184
January 12, 2011	Equinox Shares(1)	0.72	320,000
January 12, 2011	Equinox Shares(1)	0.72	25,000
January 12, 2011	Equinox Shares(1)	0.95	50,000
January 12, 2011	Equinox Shares(2)		3,883,696
January 17, 2011	Equinox Shares(2)		6,352,645
January 20, 2011	Equinox Shares(2)		2,887,878
January 21, 2011	Equinox Shares(2)		2,661,649
February 15, 2011	Equinox Shares(2)		2,029,344
March 9, 2011	Equinox Options(3)	5.67	920,796

(1)	Equinox Shares issued upon exercise of options to purchase Equinox Shares.
(2)	Equinox Shares issued in connection with Equinox’s acquisition of Citadel.
(3)	Equinox options granted under Equinox’s Long Term Incentive Plan adopted on May 20, 2004 and subsequently amended and adopted on May 10, 2007. The Price per security indicated represents the exercise price of the options.

Consolidated Capitalization

The following table sets forth Equinox’s consolidated capitalization as at December 31, 2010, adjusted to give effect to any material changes in the share capital of Equinox since December 31, 2010, the date of Equinox’s most recent unaudited consolidated interim financial statements, and further adjusted to give effect to the Circular. The table should be read in conjunction with the unaudited consolidated interim financial statements of Equinox as at and for the year ended December 31, 2010 including the notes thereto, and management’s discussion and analysis thereof and the other financial information contained in or incorporated by reference in this Circular, including the pro forma consolidated financial statements and notes attached hereto as Schedule 2.

	As at December 31, 2010		As at December 31, 2010 After Giving Effect to the Offer(1)
Equinox share capital	US$	1,642,127,000	US$	3,764,003,245	(2)(3)
Equinox Shares outstanding		860,861,977		1,258,079,356	(3)
Cash and cash equivalents	US$	319,476,000	US$	599,443,000	(3)(4)
Long-term debt	US$	418,776,000	US$	3,211,407,000

(1)	Assumes full pro-ration.
(2)	Assumes US$5.22 per share purchase price based on the noon rate published by the Bank of Canada on March 10, 2011 of US$1.0276 per Canadian dollar.
(3)	Adjusted to reflect the fact that Equinox has, in the period post December 31, 2010, acquired the 10.5% of the issued capital of Citadel which it did not already own as at December 31, 2010. Consideration paid was $27.1 million cash and 17,815,138 Equinox shares worth $102.3 million.
(4)	Adjusted for estimated transaction costs of the Offer, including a termination fee of $123.3 million ($120 million Canadian dollars), if payable, under the Lundin-Inmet Arrangement.

Equinox Documents Incorporated by Reference and Further Information

The following documents of Equinox are specifically incorporated by reference into, and form an integral part of, this Circular:

(a)	annual information form dated March 14, 2011 for the year ended December 31, 2010;

(b)	annual audited consolidated financial statements for the year ended December 31, 2010, including consolidated balance sheets as at December 31, 2010 and December 31, 2009 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2010 and December 31, 2009 and related notes, together with the auditors’ report thereon, contained therein;

(c)	management’s discussion and analysis for the annual audited consolidated financial statements for the year ended December 31, 2010;

(d)	management information circular dated March 15, 2010 in connection with the annual meeting of shareholders held on May 7, 2010;

(e)	material change report dated January 4, 2011, announcing that, in connection with the Company’s take-over offer for Citadel, as of January 4, 2011, Equinox has issued to former Citadel shareholders an aggregate of 131,843,656 Equinox Shares (including those underlying CHESS Depository Instruments), and paid an aggregate of approximately A$197.9 million, and that as at January 4, 2011, Equinox held an interest in Citadel of 89.82%;

(f)	material change report dated January 6, 2011, announcing that the Company had a relevant interest of 90.59% in Citadel and had initiated compulsory acquisition procedures under the Australian Corporations Act to acquire all remaining shares in Citadel;

(g)	business acquisition report dated March 4, 2011 regarding the acquisition of Citadel; and

(h)	material change report dated March 9, 2011, announcing that the Company had entered into the Commitment Letter and announced its intention to make the Offer and had commenced the Offer.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports subsequently filed by Equinox with any securities commission or similar regulatory authority in Canada on or after the date of this Circular and prior to the date of the Meeting shall be deemed to be incorporated by reference into this Circular.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying statement or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Circular.

Information has been incorporated by reference in this Circular from documents filed with the securities regulatory authority in each of the provinces and territories of Canada. Copies of the documents incorporated by reference in the Circular regarding Equinox may be obtained on request without charge from the Corporate Secretary, Equinox Minerals Limited, Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2940, P.O. Box 54, Toronto, Ontario, M5J 2J2 or by telephone at (416) 865-3393. For purpose of the Province of Québec, the Circular contains information to be completed by consulting the permanent information record, a copy of which permanent information record may be obtained without charge from the Corporate Secretary of Equinox at the above-mentioned address and telephone number. Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com.

Information contained in or otherwise accessed through Equinox’s website, www.equinoxminerals.com, or any other website does not form part of this Circular.

INFORMATION CONCERNING LUNDIN

The information concerning Lundin contained in this Circular has been taken from or based upon publicly available documents and records on file with the Canadian securities regulatory authorities and other public sources. The description of Lundin that follows is derived principally from Lundin’s annual information form dated March 31, 2010 in respect of the year ended December 31, 2009. Although Equinox does not have any knowledge that would indicate that any statements contained herein relating to Lundin taken from or based upon such documents and records are inaccurate or incomplete, neither Equinox nor any of its officers or directors assumes any responsibility for the accuracy or completeness of the information relating to Lundin taken from or based upon such documents and records, or for any failure by Lundin to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Equinox.

Overview

According to its public disclosure, Lundin is a diversified Canadian base metals mining company with operations in Portugal, Sweden, Spain and Ireland, producing copper, zinc, lead and nickel. In addition, Lundin holds a development project pipeline which includes expansion projects at its Zinkgruvan and Neves Corvo mines along with its equity stake in the world class Tenke Fungurume copper/cobalt mine in the Democratic Republic of the Congo.

Lundin was incorporated by Articles of Incorporation on September 9, 1994, under the Canada Business Corporations Act as South Atlantic Diamonds Corp. and subsequently changed its name to South Atlantic Resources Ltd. on July 30, 1996, and to South Atlantic Ventures Ltd. on March 25, 2002. Lundin changed its name to Lundin on August 12, 2004. Lundin amalgamated with EuroZinc Mining Corporation effective November 30, 2006 and with Tenke Mining effective July 31, 2007.

As at December 31, 2009, Lundin’s principal business, registered and records office was located at 150 King Street West, Suite 1500, Toronto, Ontario M5H 1J9.

Lundin is a reporting issuer or the equivalent in all provinces of Canada and files its continuous disclosure documents with the relevant Canadian securities regulatory authorities. Such documents are available at www.sedar.com.

Equinox understands (based on Lundin’s existing public disclosure) that the following are current technical reports on Lundin’s material properties:

•	Technical report entitled “Resource and Reserve Update, Neves Corvo, Portugal, May 2008”;

•	Technical report entitled “Technical Report on the Neves Corvo Mine, Southern Portugal, October 2007”;

•	Technical report entitled “Technical Report for the Tenke Fungurume Project, Katanga Province, Democratic Republic of Congo, March 31, 2009”; and

•	Technical report entitled “Mineral Reserves and Mineral Resources of the Zinkgruvan Mine in South-Central Sweden, December 2008”.

Equinox is not in possession of any scientific or technical information relating to Lundin’s material properties other than what has been previously disclosed in Lundin’s own public disclosure record, and is not aware of any misrepresentation in the Lundin public disclosure record. Neither Equinox nor its directors assumes any responsibility for the accuracy or completeness of the information relating to Lundin taken from or based upon the Lundin public disclosure record contained in or incorporated by reference into this Circular.

Share Capital of Lundin

The authorized share capital of Lundin consists of an unlimited number of Lundin Shares without nominal or par value, and one special share (a “Special Share”) without nominal or par value. The Special Share is not outstanding.

The holders of Lundin Shares are entitled to receive notice of and attend all meetings of shareholders with each Lundin Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Lundin Shares are entitled to dividends if, as and when declared by the board of directors of Lundin. The Lundin Shares are entitled upon liquidation, dissolution or winding up of Lundin to receive the remaining assets of Lundin available for distribution to shareholders.

According to Lundin’s annual information form for the year ended December 31, 2010, there are no restrictions which prevent Lundin from paying dividends. Lundin has not paid dividends on the Lundin Shares in the last five years and has disclosed that it has no present intention of paying any dividends on the Lundin Shares.

Price Range and Trading Volume of Lundin Shares

The Lundin Shares are listed and posted for trading on the TSX under the symbol “LUN” and Swedish Depository Receipts representing an interest in Lundin Shares are listed on the OMX. The following table sets forth, for the periods indicated, the reported high and low trading prices and the aggregate volume of trading of the Lundin Shares on the TSX.

	Lundin Shares on the TSX
	High (C$)	Low (C$)	Volume (#)
2010
February	4.76	3.98	70,673,543
March	5.52	4.30	103,384,370
April	5.77	4.72	79,543,072
May	4.87	3.29	130,600,317
June	4.16	2.97	145,221,429
July	4.09	2.91	99,110,850
August	4.36	3.72	104,635,795
September	5.35	4.30	73,072,681
October	7.04	5.01	120,822,738
November	7.11	6.13	83,810,671
December	7.53	6.65	62,340,193
2011
January	8.22	6.94	104,869,462
February	7.85	6.32	101,111,634
March (1 to 11)	7.96	7.19	54,897,939

Based on the closing price of C$6.27 per Equinox Share on the TSX on February 25, 2011 (the last trading day prior to the announcement by the Equinox of its intention to make the Offer), the consideration offered under the Offer has a value of C$8.10 per Lundin Share, representing a premium of approximately 26% over the closing price of C$6.45 per Lundin Share on the TSX on February 25, 2011.

Lundin Documents Incorporated by Reference and Further Information

Information regarding Lundin has been incorporated by reference in the Circular from documents filed by Lundin with the securities regulatory authority in each of the provinces of Canada. Equinox understands that copies of the documents incorporated herein by reference regarding Lundin may be obtained on request without charge from Lundin’s Vice President, Finance at 150 King Street West, Suite 1500, Toronto, Ontario M5H 1J9, telephone (416) 342-5560. Copies of documents incorporated by reference may also be obtained by accessing www.sedar.com.

The following documents of Lundin have been filed with the securities regulatory authority in each of the provinces of Canada and are specifically incorporated by reference into, and form an integral part of, the Circular:

a)	annual information form dated March 31, 2010 for the year ended December 31, 2009;

b)	annual audited consolidated financial statements for the year ended December 31, 2010, including consolidated balance sheets as at December 31, 2010 and December 31, 2009 and the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for the years then ended and related notes, together with the auditors’ report thereon, contained therein;

c)	management’s discussion and analysis for the year ended December 31, 2010;

d)	management information circular dated April 1, 2010 in connection with the annual and special meeting of Lundin Shareholders held on May 7, 2010;

e)	joint management information circular dated February 9, 2011 in connection with the special meeting of Lundin Shareholders to be held on March 14, 2011; and

f)	material change report dated January 14, 2011, announcing that Lundin had entered into the Inmet Arrangement Agreement.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports subsequently filed by Lundin with any securities commission or similar regulatory authority in Canada on or after the date of this Circular and prior to the completion of the Meeting shall be deemed to be incorporated by reference into this Circular.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying statement or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Circular.

Information has been incorporated by reference in this Circular from documents filed with the securities regulatory authority in each of the provinces of Canada. Copies of documents incorporated by reference or forming part of the permanent information record may be obtained by accessing the website of the Canadian securities regulatory authorities located at www.sedar.com.

Information contained in or otherwise accessed through Lundin’s website, www.lundinmining.com, or any other website does not form part of this Circular.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Since January 1, 2010, no informed person of the Company or any associate or affiliate of an informed person, has or had any material interest, direct or indirect, in any transaction or any proposed transaction which has materially affected or will materially affect the Company or its subsidiaries.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No (a) Director or executive officer of the Company who has held such position at any time since January 1, 2010, or (b) associate or affiliate of a person in (a), has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

AUDITOR

PricewaterhouseCoopers is the Company’s current auditor.

EXPERTS OF EQUINOX AND LUNDIN

The audited consolidated financial statements of Equinox as at December 31, 2010 and 2009 and for each of the years in the two-year period ended December 31, 2010, incorporated by reference in this Circular, have been audited by PricewaterhouseCoopers, independent registered chartered accountants, as set forth in their report thereon, included therein and incorporated herein by reference.

Certain technical information in this Circular, including the documents incorporated by reference, is summarized or extracted from the “Technical Report on the Lumwana Project, North Western Province, Republic of Zambia” dated June 2008 as re-filed in April 2009 (the “Lumwana Technical Report”), prepared by Ross Bertinshaw, Principal, Golder Associates Pty Ltd., Daniel Guibal, Corporate Consultant, SRK Consulting (Australasia) Pty Ltd, Andrew Daley, Director, Investor Resources Finance Pty Ltd., and Robert Rigo, Vice-President – Project Development, Equinox, each of whom is a “Qualified Person” in accordance with NI 43-101. Information of a scientific or technical nature contained in this Circular arising since the date of the Lumwana Technical Report is provided by Equinox management and was prepared under the supervision of Robert Rigo, Vice-President – Project Development or John Cooke, Exploration Manager, each of whom is a “Qualified Person” in accordance with NI 43-101.

The technical information contained in or incorporated by reference into this Circular regarding the Jabal Sayid project (“Jabal Sayid” or the “Project”) is summarized or extracted from the “Technical Report for Jabal Sayid Project, Equinox Minerals Limited” dated March 7, 2011 (the “Jabal Sayid Technical Report”) prepared by Mike Thomas and Peter Stoker, AMC Consultants Pty Ltd., and John Hearne and Neil Inwood, Coffey Mining Pty Ltd. Each of Messrs. Thomas, Stoker, Hearne and Inwood is a “Qualified Person” as such term is defined in NI 43-101. Portions of the information are based on assumptions, qualifications and procedures which are not fully described in this document. Reference should be made to the full text of the Jabal Sayid Technical Report, which is available for review on SEDAR located at www.sedar.com and on Equinox’s website, www.equinoxminerals.com.

Except for Robert Rigo, all of the persons responsible for the Lumwana Technical Report and the Jabal Sayid Technical Report are independent of Equinox within the meaning of NI 43-101, and as of the date hereof, each of the foregoing persons beneficially owns, directly or indirectly, less than 1% of the issued and outstanding Equinox Shares and Lundin Shares.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on SEDAR at www.sedar.com. The Company’s financial information can be found in the Company’s comparative financial statements and management’s discussion and analysis for its most recently completed financial year, which is also included in the fiscal 2009 Annual Report. Copies of the AIF, Annual Report, annual financial statements and management’s discussion and analysis may be obtained, without charge, by writing to the Corporate Secretary of the Company, at its head office at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 2940, P.O. Box 54, Toronto, Ontario M5J 2J2. Additional copies of this Circular are also available upon request. All of the above documents can be found on the Company’s website at www.equinoxminerals.com or on SEDAR at www.sedar.com.

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Management of the Company knows of no matters to come before the Meeting other than as set forth in the Notice and as described in this Circular. However, if other matters which are not now known to management on the date hereof should properly come before the Meeting, the accompanying proxy will be voted on such matters in accordance with the best judgment of the persons voting all proxies returned.

The undersigned hereby certifies that the contents and the mailing of this Circular have been approved by the Board of Directors.

DATED at Toronto this day 14th day of March, 2011.

BY ORDER OF THE BOARD

Sonya Stark
Vice President, Corporate Affairs and
Corporate Secretary

CONSENTS

Consent of PricewaterhouseCoopers

To the Board of Directors of Equinox Minerals Limited:

We have read the management information circular (the “Circular”) dated on or about March 14 of Equinox Minerals Limited (the “Company”) prepared in connection with the special meeting of the shareholders of the Company to approve certain matters relating to the proposed acquisition of all of the Common Shares of Lundin Mining Corporation.

We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2010 and 2009 and the consolidated statements of income, comprehensive income, changes in shareholders equity and cash flows for the years then ended, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 9, 2011.

Perth, Australia	(Signed) “PricewaterhouseCoopers”
March 14, 2011	Chartered Accountants

Consent of BDO Audit

To the Board of Directors of Equinox Minerals Limited:

We have read the management information circular (the “Circular”) dated March 14, 2011 of Equinox Minerals Limited (the “Company”) prepared in connection with the special meeting of the shareholders of the Company to approve certain matters relating to the proposed acquisition of all of the common shares of Lundin.

We consent to the incorporation by reference in the above-mentioned Circular of our report to the shareholders of Citadel Resource Group Limited (“Citadel”) on (i) the financial report of Citadel, which comprises the statement of financial position as at 30 June 2010, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year ended on that date, a summary of significant accounting policies, other explanatory notes and the directors’ declaration of the consolidated entity comprising the disclosing entity and the entities it controlled at the year’s end or from time to time during the financial year and (ii) the remuneration report for Citadel and its controlled entities for the financial year ended 30 June 2010. Our report is dated August 31, 2010.

Melbourne, Australia	(Signed) “BDO Audit (NSW-VIC) Pty Ltd”
March 14, 2011	Chartered Accountants

SCHEDULE 1

SHARE ISSUANCE RESOLUTION

BE IT RESOLVED THAT:

1.	the issuance of such number of Equinox Minerals Limited (“Equinox”) common shares as may be required to be issued pursuant to the terms of the Offer (on the terms and conditions as more particularly set forth in Equinox’s offer to purchase and take-over bid circular dated March 7, 2011, ) in connection with the acquisition of all of the common shares of Lundin Mining Corporation (“Lundin”) pursuant to a take-over bid made under applicable securities laws or any compulsory acquisition or subsequent acquisition transaction related thereto, including such number of Equinox common shares as may be required to be issued on the exercise of replacement options of Equinox to be issued in exchange for options to acquire common shares of Lundin which remain outstanding as of the expiration of the Offer, is hereby authorized and approved;

2.	any director or officer of Equinox is hereby authorized and directed to execute or cause to be executed, whether under corporate seal of Equinox or otherwise, and to deliver or cause to be delivered, all such documents, agreements or instruments and to do or cause to be done all such acts and things, as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing, such determination to be conclusively evidenced by the execution and delivery of any such documents, agreements or instruments or the doing of any such act or thing; and

3.	notwithstanding that this resolution has been passed by the shareholders of Equinox, the board of directors of Equinox is hereby authorized and empowered, without further notice to, or approval of, the shareholders of Equinox to extend, withdraw or amend the Offer as it may deem appropriate in any manner, other than to increase the consideration to be paid under the Offer.

I-1

SCHEDULE 2

Equinox Minerals Limited

Unaudited Pro forma Consolidated Financial Statements

Unaudited Pro forma Consolidated Balance Sheet

As at December 31, 2010

in $000's (USD)	Equinox Minerals Limited	Lundin Mining Corporation	Pro forma adjustments	Note 3	Equinox consolidated Pro forma
ASSETS
Cash and cash equivalents	319,476	198,909	(2,444,633)	(a)	599,443
			39,015	(a)
			(41,104)	(b)
			2,752,967	(c)
			25,251	(d)
			(123,312)	(e)
			(27,125)	(h)
			(100,000)	(i)
Restricted cash	3,337	—	(3,069)	(d)	268
Accounts receivable	166,342	233,820	—		400,162
Prepayments	13,640	5,038	—		18,678
Inventories	98,826	31,688	—		130,514

Total Current Assets	601,621	469,455	77,989		1,149,065
Restricted cash	22,287	61,559	(22,182)	(d)	61,664
Property, plant and equipment	2,548,211	1,254,434	1,257,081	(f)	5,059,726
Intangibles	—	—	—		—
Exploration and evaluation assets	66,000		—		66,000
Investments in other entities	—	1,742,875	—		1,742,875
Deferred tax assets	—	39,841	—		39,841
Other financial assets	4,176	32,411	—		36,587

Total Non Current Assets	2,640,674	3,363,933	1,234,899		7,239,506

TOTAL ASSETS	3,242,295	3,833,388	1,312,888		8,388,571

LIABILITIES
Accounts payable and accrued liabilities	119,714	135,283	—		254,997
Income tax payable	—	43,743	—		43,743
Current portion of long term debt	123,209	2,512	3,038,019	(c)	3,163,740
Current portion of asset retirement obligations	—	5,985	—		5,985
Current portion of deferred revenue	—	6,087	—		6,087
Current portion of derivative instruments	41,966	—	—		41,966
Other current liabilities	256,236	—	(100,000)	(i)	156,236

Total Current Liabilities	541,125	193,610	2,938,019		3,672,754

Long term debt	295,567	37,152	(285,052)	(c)	47,667
Income tax liability	8,960	—	—		8,960
Deferred tax liability	401,048	229,177	—		630,225
Asset retirement obligation	10,500	107,684	—		118,184
Long term compensation	6,648	—	—		6,648
Deferred revenue	—	67,957	—		67,957
Provisions	—	18,816	—		18,816
Other payables	3,222	10,881	—		14,103

Total Non Current Liabilities	725,945	471,667	(285,052)		912,560

TOTAL LIABILITIES	1,267,070	665,277	2,652,967		4,585,314

Net Assets	1,975,225	3,168,111	(1,340,079)		3,803,257

SHAREHOLDERS EQUITY
Share capital	1,642,127	3,485,814	(3,485,814)	(g)	3,764,003
			1,980,559	(a)
			39,015	(a)
			102,303	(h)
Retained / (deficit) earnings	194,385	(543,587)	543,587	(g)	29,969
			(41,104)	(b)
			(123,312)	(e)
Contributed surplus	15,192	30,895	(30,895)	(g)	15,192
Accumulated other comprehensive income / (loss) (net of tax)	3,535	194,989	(194,989)	(g)	3,535
Transactions with owners reserve	(11,344)		1,902	(h)	(9,442)
Non-controlling interest	131,330	—	(131,330)	(h)	—

TOTAL SHAREHOLDERS EQUITY	1,975,225	3,168,111	(1,340,079)		3,803,257

Unaudited Pro forma Consolidated Statement of Operations

For the year ended December 31, 2010

in $000's (USD)	Equinox Minerals Limited	Citadel Resources Group (a)	Pro forma adjustments	Note	Equinox / Citadel pro forma	Lundin Mining Corporation	Note	Equinox consolidated pro forma
Sales	1,046,787	—	—		1,046,787	849,223		1,896,010
Smelter Treatment Charges	(104,361)	—	—		(104,361)	—		(104,361)

Net Sales Revenue	942,426	—			942,426	849,223		1,791,649

Direct and indirect mining costs	(308,292)	—	—		(308,292)	(368,020)		(676,312)
Amortisation and depletion	(75,742)	—	—	(b)	(75,742)	(123,390)	(c)	(199,132)
Royalties	(29,434)	—	—		(29,434)	—		(29,434)

Cost of sales	(413,468)	—			(413,468)	(491,410)		(904,878)

Expenses
Derivative loss / (gain)	(27,264)	—	—		(27,264)	10,223		(17,041)
Exploration	(6,010)	(6,742)	—		(12,752)	(23,624)		(36,376)
General and administration	(21,700)	(12,992)	6,029	(f)	(28,663)	(18,761)		(47,424)
Income (loss) from equity investment in Tenke Fungurume	—	—	—		—	78,614	(d)	78,614
(Loss) gain on sale of investments and other assets	—	—	—		—	43,460		43,460
Financing costs	(37,592)	(722)	—		(38,314)	(8,763)		(47,077)
Write-back of impairment of non-current assets	—	58,684	(58,684)	(e)	—	—		—
Take-over transaction costs	(10,180)	(199)	—		(10,379)	—		(10,379)
Long term compensation expense	(4,675)	(1,059)	—		(5,734)	(2,333)		(8,067)
Other income / (expense)	(15,044)	(21,180)	—		(36,224)	(6,357)		(42,581)

Total Expenses	(122,465)	15,790	(52,655)		(159,330)	72,459		(86,871)

(Loss) / income before income tax and non-controlling interests	406,493	15,790	(52,655)		369,628	430,272		799,900
Income tax benefit / (expense)	(137,388)	(11,706)	—		(149,094)	(113,148)		(262,242)

Net (Loss) / income	269,105	4,084	(52,655)		220,534	317,124		537,658

Notes:

a)	The results for Citadel exclude net costs of US$6.14 million that were incurred post acquisition and as such are incorporated in the consolidated results of Equinox (refer to Section 4 for a reconciliation of Citadel’s actual results with those disclosed in the above table).

b)	No pro forma adjustment to earnings has been made to amortisation and depletion expense in respect to the fair value adjustment arising on the acquisition of Citadel as Citadel’s assets are not yet productive.

c)	As a result of the fair value adjustments arising on the acquisition of Lundin, Equinox will have additional amortisation and depletion charges (net of associated tax effect) relating to the Lundin mining assets purchased. These additional charges are not reflected in the pro forma consolidated statement of operations for the year ended December 31, 2010 as the associated fair values have not yet been determined.

d)	The income expected from the Tenke Fungurume investment may be impacted (net of tax) by the assessment of the fair value of the investment at the acquisition date.

e)	The write-back of impairment of non-current assets incurred by Citadel has been adjusted to reflect the once off nature of this expense.

f)	The take-over transaction costs incurred by Citadel and incorporated into Equinox’s statement of operations for the year ended December 31, 2010 have been adjusted on the basis that they are one-off costs.

Notes to pro forma Consolidated Financial Statements

(unaudited)

1.	Basis of presentation

The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisition of Lundin Mining Corporation (“Lundin”) by Equinox Minerals Limited (“Equinox”). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the acquisition by Equinox pursuant to the assumptions described in Note 3 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at December 31, 2010 gives effect to the transactions by Equinox as if they had occurred as of December 31, 2010. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 give effect to the acquisition of Lundin by Equinox as if it was completed on January 1, 2010.

The unaudited pro forma consolidated financial statements also include the acquisition of Citadel Resources Group Limited (“Citadel”) by Equinox which was acquired in December 2010. The unaudited pro forma balance sheet as at December 31, 2010 includes the acquisition of Citadel which Equinox has treated as a business combination. The unaudited pro forma consolidated statement of operations for the year ended December 31, 2010 gives effect to the acquisition of Citadel by Equinox as if it was completed on January 1, 2010.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The unaudited pro forma consolidated financial statements do not reflect any special items such as integration costs or operating synergies that may be incurred or achieved as a result of the acquisition.

The pro forma adjustments and allocations of the purchase price for the proposed acquisition of Lundin are based on preliminary estimates of the fair value of net assets acquired. The final purchase price allocation will be completed after asset and liability valuations are finalised.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations (excluding Citadel) have been prepared in accordance with the recognition and measurement principles of Canadian generally accepted accounting principles (“Canadian GAAP”). The Canadian accounting standards board has transitioned to the International Financial Reporting Standards (“IFRS”) effective January 1, 2011.

In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations in accordance with the recognition and measurement principles of Canadian GAAP and Equinox’s accounting policies, the following historical information was used:

a)	the audited consolidated financial statements of Equinox as of and for the year ended December 31, 2010 prepared in accordance with Canadian GAAP;

b)	the audited consolidated financial statements of Lundin for the year ended December 31, 2010 prepared in accordance with Canadian GAAP;

c)	Citadel changed its annual reporting year end date from June 30 to December 31 during 2010. In order to derive the historical results of Citadel for the year ended December 31, 2010 the following information was used:

a.	the unaudited interim financial statements of Citadel for the six-month period ended December 31, 2009 prepared in accordance with the Australian equivalents of International Financial Reporting Standards (“A-IFRS”);

b.	the audited financial statements of Citadel for the year ended June 30, 2010 prepared in accordance with A-IFRS; and

c.	the audited financial statements of Citadel for the six-month period ended December 31, 2010 prepared in accordance with A-IFRS.

Equinox believes that any differences in Citadel’s financial information arising from the application of Canadian GAAP to its historical information (prepared in accordance with Australian Accounting Standards, which also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board) are not material.

In preparing the pro forma financial statements no alignment has been made between the accounting policies of Equinox and Lundin. Certain reclassification adjustments have been made to the unaudited pro forma consolidated financial statements to make the financial statement presentation consistent between Equinox and Lundin.

Canada has adopted IFRS effective January 1, 2011. It is not expected that the transition will have a material impact on the financial statements of Equinox. The impact of transitioning to IFRS on the financial statements of Lundin is unknown.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above.

2.	Acquisition of Lundin

On February 28, 2011, Equinox announced a proposal to acquire all the outstanding common shares of Lundin (the “Lundin Offer”). Under the Lundin Offer, the shareholders of Lundin have the option to receive consideration per Lundin share of either C$8.10 (US$8.32) in cash or 1.2903 Equinox shares plus C$0.01 for each Lundin share, subject to a pro-rata cash consideration of approximately C$2,379 million (US$2,445 million) and a maximum number of Equinox shares issued of approximately 379 million.

For the purpose of determining the preliminary purchase price allocation we have assumed:

•	a cash consideration of C$2,379 million (US$2,445 million) will be paid to Lundin shareholders; and

•

379,402,241 Equinox shares valued at C$1,927 million (US$1,981 million) will be issued to Lundin shareholders. The number of Equinox shares to be issued is based on the number of outstanding Lundin shares as at February 23, 2011 and the assumed conversion of outstanding Lundin options.

Based on an Equinox share price as at March 10, 2011 of C$5.08 (US$5.22), being the last practical date prior to lodgement, the assumed purchase price equates to a total consideration of US$1,981 million in Equinox shares (379,420,241 shares) and US$2,445 million in cash. The purchase consideration for the proposed acquisition of Lundin will be measured as the fair value of the Equinox shares issued at the date of exchange. Consequently the value of the purchase consideration for accounting purposes will differ from the amount assumed in the pro forma consolidated balance sheet due to future changes in the market price of Equinox shares.

The difference between the fair value of the purchase consideration transferred by Equinox (as discussed in the prior paragraph) and the book value of the net assets of Lundin has been treated as an increase in property, plant, and equipment.

The acquisition of Lundin, if completed, will be accounted for as a business combination with Equinox as the acquirer of Lundin. The pro forma consolidated financial statements assume all incentive stock options of Lundin that existed prior to the acquisition will be exercised and will have accelerated vesting, upon the transfer of ownership interests.

The allocation of the purchase consideration is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the net assets acquired. The fair value of the net assets of Lundin to be acquired pursuant to the Offer will ultimately be determined after the closing of the transaction. Equinox will complete a full and detailed valuation of the Lundin assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

The preliminary purchase price allocation is subject to change and is summarised as follows:

Acquisition of Lundin	US$ 000's
Issuance of Equinox common shares	1,980,559
Cash consideration	2,444,633

Purchase consideration	4,425,192

The purchase price was allocated as follows:
Net working capital (includes cash of US$198.91 million)	314,213
Inventories	31,688
Investments	1,775,286
Net deferred tax liabilities	(189,336)
Goodwill (previously acquired)	232,813
Interest bearing debt	(39,664)
Asset retirement obligation	(113,669)
Other Liabilities	(97,654)
Property, plant and equipment	2,511,515

Total purchase price allocated	4,425,192

Note:

The above pro forma adjustments have been based on publicly available information of Lundin with no access to Lundin company data.

In the pro forma calculations a C$/US$ exchange rate of 1.0276 as at 10 March 2011 has been used.

3.	Effect of transactions on the pro forma consolidated financial statements

Acquisition of Lundin

The pro forma consolidated financial statements incorporate the following pro forma assumptions in relation to Equinox’s proposed acquisition of Lundin:

a)	The pro forma adjustment reflects:

•	consideration of US$2,445 million in cash and issue of 379,402,241 Equinox common shares valued at US$1,981 million; and

•	receipt of cash of US$39.01 million and issue of 5.8 million Lundin shares in relation to the exercise of options based on a strike price of C$6.55 (US$6.73) per option.

b)	The pro forma adjustment provides for the expensing of Equinox’s costs of the transaction totalling approximately C$40.0 million (US$41.1 million). It is assumed that share issuance costs are an immaterial amount of this total. Due to the non recurring nature of the expense, transaction costs are not reflected as a statement of operation pro forma adjustment. These costs have not been tax affected.

c)	The pro forma adjustment reflects the bridging facility of US$3,200 million required as part of the acquisition of Lundin less:

•	an arrangement fee associated with the establishment of the bridging facility of US$48.0 million; and

•	repayment of Equinox’s existing long term debt of US$399 million (excluding the existing lease liability of US$19.7 million) of which US$114 million is the current portion.

d)	Restricted cash of $25.25 million, currently held in a reserve account under the terms of a mining fleet finance agreement, has been re-classified as available cash as a consequence of the assumed repayment of the fleet finance agreement – refer to Note (c) above

e)	The pro forma adjustment reflects a break fee of C$120 million (US$123.31 million) which may be payable to Inmet Mining Corporation if Equinox was successful in the takeover of Lundin. Other transaction costs which Lundin may have incurred have not been reflected in the pro forma adjustments.

f)	The preliminary assessment of the acquisition of Lundin gives rise to an increase in the fair value of property, plant and equipment of US$1,257 million as follows. As described in Note 3, the assessment is subject to change once the values of all assets and liabilities to be acquired have been finalised. The profit effect of this adjustment is discussed under the pro forma consolidated statement of operations set out earlier in Schedule A:

Preliminary increase in the fair value of Lundin assets acquired	US$ 000's
Property, plant and equipment	2,511,515
Less: Book value of property, plant and equipment	1,254,434

Adjustment to property, plant and equipment	1,257,081

g)	These pro forma adjustments eliminate the historical equity accounts of Lundin.

Acquisition of Citadel

The pro forma consolidated financial statements incorporate the following pro forma adjustments in relation to Equinox’s proposed acquisition of Citadel:

h)	As at the December 31, 2010 Equinox had acquired 89.5% of the issued capital of Citadel. The shareholders’ equity section of the balance sheet of Equinox as at December 31, 2010 included a non-controlling interest in the equity capital of Citadel of US$131.33 million. An adjustment has been made to reflect the fact that Equinox has, in the period post December 31, 2010, acquired the 10.5% of the issued capital of Citadel which it did not already own as at December 31, 2010.

i)	On September 8, 2010, Citadel announced that agreement had been reached with joint venture partners Abdul Hadi Al Qahtani and Partners for Maritime Oilfield Service Limited (“AQM”) and Dr Said Al-Qahtani for Citadel to acquire the remaining 30% shareholding of Bariq Mining Limited for US$112.5 million. This transaction was approved by shareholders on November 3, 2010 and a US$12.5 million deposit paid in cash. Citadel has until June 30, 2011 to deposit into an escrow account the US$100 million cash consideration necessary to complete this transaction. The pro forma adjustment reflects the payment of US$100 million for the remaining 30% interest in Bariq Mining Limited.

4.	Reconciliation of reporting period

The unaudited pro forma consolidated statement of operations for the twelve-month period ended December 31, 2010 gives effect to the acquisition of Citadel by Equinox as if it was completed on January 1, 2010. Citadel previously had a financial reporting year end of June 30 but now reports as at December 31. Citadel therefore does not have a comparable twelve-month period to Equinox and Lundin. As such a pro forma reconciliation has been performed to reconcile Citadel’s profit for the year ended December 31, 2010.

Citadel Income Statement

For the twelve months ended December, 31, 2010

	A$	A$	Total - A$	Total - US$	US$	US$	US$	US$
		Less	Add				Adjustment	Adjusted
$ in 000s	Twelve months June 30, 2010	Six months December 31, 2009	Six months June 30, 2010	Six months June 30, 2010	Six months December 31, 2010	Twelve months December 31, 2010	Revenue/ Expense December 31, 2010	Twelve months December 31, 2010
Exploration	(4,973)	(1,635)	(3,338)	(2,982)	(3,760)	(6,742)	—	(6,742)
General Administration	(8,679)	(4,760)	(3,918)	(3,501)	(9,508)	(13,009)	18	(12,992)
Financing costs	(1,101)	(323)	(778)	(695)	(1,223)	(1,918)	1,197	(722)
Incentive stock options	(972)	(230)	(743)	(663)	(395)	(1,059)	—	(1,059)
Write-back of impairment of non-current assets	—	—	—	—	58,684	58,684	—	58,684
Take-over transaction costs	—	—	—	—	(6,228)	(6,228)	6,029	(199)
Other income / (expense)	(611)	(175)	(436)	(389)	(19,687)	(20,076)	(1,104)	(21,180)

(Loss) / Profit before income tax	(16,335)	(7,123)	(9,213)	(8,232)	17,882	9,651	6,139	15,790
Income tax benefit / (expense)	(2,531)	(2,565)	34	31	(11,737)	(11,706)	—	(11,706)

(Loss) / Profit after tax from continuing operations	(18,866)	(9,688)	(9,178)	(8,201)	6,146	(2,055)	6,139	4,084

Note: The adjustments in the above table include items of revenue and expense included in Equinox’s profit shown in the Unaudited Pro forma Consolidated Statement of Operations for the year ended December 31, 2010. Citadel changed its functional currency to US$ from July 2010.

In preparing Citadel’s income statement to align with Equinox and Lundin’s December, 31 statement of operations the average exchange rate for the period January, 1 2010 to June, 30 2010 being 0.8935 (based on the Reserve Bank of Australia’s published historical rates) has been used to convert Citadel’s A$ equivalent to US$.

5.	Equinox shares outstanding and income/ (loss) per share

The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	Basic	Diluted
	December 31, 2010	December 31, 2010
Weighted average number of Equinox shares (thousands) issued and outstanding	710,209	721,714
Equinox's shares issued to acquire Citadel	169,234	169,234
Equinox’s shares to be issued to acquire Lundin	379,402	379,402

Pro forma basic weighted average shares of Equinox	1,258,845	1,270,350
Pro forma adjusted income / (loss)	537,658	537,658

Pro forma adjusted income / (loss) per share	0.43	0.42

Note: The calculation of Equinox shares outstanding and income/(loss) per share does not include one-off transaction costs and the effect of the fair value uplift impacts as described in Section 2.

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